Exhibit 2.1

EXECUTION VERSION

13 FEBRUARY 2014

AMEC PLC

FOSTER WHEELER AG

IMPLEMENTATION AGREEMENT
RELATING TO THE ACQUISITION
OF FOSTER WHEELER AG
BY AMEC PLC

Freshfields Bruckhaus Deringer LLP

I

APPENDIX 2 ANTITRUST CLEARANCES	I

APPENDIX 3 ADDITIONAL ANTITRUST CLEARANCES	I

II

THIS IMPLEMENTATION AGREEMENT is made on 13 February 2014

BETWEEN:

(1)                                 AMEC PLC (registered in England and Wales with registered number 1675285) whose registered office is at Booths Park, Chelford Road, Knutsford, Cheshire, WA16 8QZ, UK (“AMEC”); and

(2)                                 FOSTER WHEELER AG (registered in Switzerland with registered number CHE-114.603.783) whose registered office is at Lindenstrasse 10, 6340 Baar, (Canton of Zug), Switzerland (the “Company”),

each a “party” and together, the “parties”.

WHEREAS:

(A)                               The parties intend to announce the recommended cash and stock acquisition of the entire issued and to be issued share capital of the Company by AMEC on the terms and subject to the conditions referred to in this agreement (the “Agreement”) and as set out in the Offer Documents.

(B)                               The Company Board has determined in good faith that this Agreement and the Offer are in the best interests of the Company and fair to the Company Shareholders.

(C)                               The AMEC Board has determined in good faith that this Agreement and the Offer are in the best interests of AMEC and fair to the AMEC Shareholders.

(D)                               The parties desire to make certain warranties, arrangements and covenants in relation to the Acquisition as contemplated in this Agreement.

(E)                                Subject to the terms and conditions of this Agreement and applicable Laws, it is the parties’ intention that, following the purchase of the Company Shares in the Offer, the Company will merge with and into MergeCo, with MergeCo as the surviving corporation in such merger, as described in further detail in clause 4 of this Agreement.

(F)                                 For United States federal income tax purposes, the parties intend upon completion of the Offer to undertake the Squeeze-Out Merger, such transactions to be integrated and to qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitutes a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code.

(G)                               Unless otherwise stated, words and expressions used in this Agreement shall have the meaning given to them in, and be interpreted in accordance with, Schedule 1.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.                                      THE OFFER

1.1                               Immediately following the execution of this Agreement or at an alternative time and date as may be agreed by the parties, the parties shall procure the release of their respective Press Announcements.

1.2                               In accordance with the Timetable, AMEC agrees and undertakes to the Company to commence, or to cause a direct wholly-owned subsidiary to commence, (within the meaning of Rule 14d-2 under the Exchange Act) a public exchange offer to acquire all of the issued and to be issued Company Shares. In the Offer, each Company Share accepted by AMEC or its direct wholly-owned subsidiary shall be exchanged for the right to receive from AMEC a combination (at the election of such holder in accordance with clause 1.3) of (a) $16.00 in cash plus (b) 0.8998 Offer Securities (the aggregate of such consideration per Company Share, or any greater amount per Company Share, paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), in each case, less any Taxes required to be withheld as set out in clause 1.13; on the terms and subject to the conditions referred to in this Agreement (such offer, as may be amended from time to time as permitted by this Agreement, the “Offer”). Holders of Company Shares who validly accept the Offer may elect to vary the proportions in which they receive Share Consideration and Cash Consideration in accordance with clause 1.3.

1.3                               Subject to clause 1.3(e), each holder of Company Shares may elect to receive Cash Consideration or Share Consideration (in either case without interest) in exchange for each of such holder’s Company Shares in accordance with the procedures set forth in this clause 1.3:

(a)                                 The letter of transmittal included in the Offer Documents shall permit the holder to specify: (i) the number of such holder’s Company Shares with respect to which such holder elects to receive 1.7996 Offer Securities for each such Company Share (the “Share Consideration”), including whether in the form of ADSs or AMEC Shares (such election, a “Share Election” and any shares subject to such election, “Share Election Shares”), (ii) the number of such holder’s Company Shares with respect to which such holder elects to receive $32.00 in cash for each such Company Share (such amount, the “Cash Consideration”, such election, a “Cash Election” and any shares subject to such election, “Cash Election Shares”) and (iii) in the event the holder’s Company Shares are Share Consideration Designated Shares, whether such holder prefers ADSs or AMEC Shares. A holder may elect to receive the Share Consideration or the Cash Consideration, or make no election, for any number of such holder’s Company Shares (any shares not subject to any election, “No Election Shares”);

(b)                                 In connection with the Offer Closing, AMEC shall cause the Exchange Agent to effect the allocation among the holders of Company Shares of rights to receive Cash Consideration or Share Consideration pursuant to the Offer in accordance with the letters of transmittal as follows:

(i)                 If the aggregate cash amount that would be paid in consideration for all Company Shares with respect to which a Cash Election was made is greater than the product of (x) the Total Cash Available and (y) the Acceptance Fraction, then:

(A)                               all Share Election Shares and No Election Shares shall be exchanged for the right to receive the Share Consideration;

(B)                               the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares, which shall be treated as Share Election Shares (such shares being the “Share Consideration Designated Shares”) such that the aggregate cash amount that will be paid in the Offer equals as closely as practicable to an amount equal to the product of (x) the Total Cash Available and (y) the Acceptance Fraction, and all Share Consideration Designated Shares shall be exchanged for the right to receive the Share Consideration; and

(C)                               the Cash Election Shares that are not Share Consideration Designated Shares will be exchanged for the Cash Consideration;

(ii)              If the aggregate number of Offer Securities that would be issued in consideration for all Company Shares with respect to which a Share Election was made is greater than the product of (x) the Total Share Elections Available and (y) the Acceptance Fraction, then:

(A)                               all Cash Election Shares and No Election Shares shall be exchanged for the Cash Consideration;

(B)                               the Exchange Agent shall then select from among the Share Election Shares, by a pro rata selection process, a sufficient number of shares, which shall be treated as Cash Election Shares (such shares being the “Cash Consideration Designated Shares”) such that the aggregate number of Offer Securities that will be issued equals as closely as practicable a number of Offer Securities equal to the product of (x) the Total Share Elections Available and (y) the Acceptance Fraction, and all Cash Consideration Designated Shares shall be exchanged for the right to receive the Cash Consideration; and

(C)                               the Share Election Shares that are not Cash Consideration Designated Shares shall be exchanged for the right to receive the Share Consideration;

(iii)           In the event that neither clause 1.3(b)(i) nor clause 1.3(b)(ii) is applicable,

(A)                               (1) all Cash Election Shares shall be exchanged for the Cash Consideration and (2) all Share Election Shares shall be exchanged into the right to receive the Share Consideration; and

(B)                               subsequent to the allocation by the Exchange Agent of consideration pursuant to clause 1.3(b)(iii)(A), all holders of No Election Shares shall be entitled to receive the Cash Consideration and the Share Consideration in proportion to the respective Total Cash Available and respective Total Share Elections Available, and to the extent there is no Total Cash Available or no Total Share Elections Available, in each case, reduced by a fraction equal to the Acceptance Fraction, such holders shall receive such consideration as remains available.

(c)                                  The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually and reasonably determined by AMEC and the Company;

(d)                                In connection with any Subsequent Offering Period initiated by AMEC pursuant to clause 2.2, AMEC shall cause the Exchange Agent to effect the allocation of rights to receive Share Consideration or Cash Consideration among the holders of the Company Shares that validly tender such Company Shares on each day of such Subsequent Offering Period in accordance with the procedures provided in clause 1.3 above, provided that the Acceptance Fraction for each day of such Subsequent Offering Period shall be the fraction, expressed as a percentage, equal to (x) the total number of Company Shares tendered on the relevant day of such Subsequent Offering Period over (y) the total issued and to be issued Company Shares immediately prior to the Offer;

(e)                                  In no event shall the aggregate Cash Consideration paid in the Offer be greater than the Total Cash Consideration, nor the aggregate Share Consideration issued in the Offer be greater than the Total Share Elections Consideration.

1.4                               In accordance with the Timetable, AMEC will prepare and file a registration statement on (i) Form F-4 with the SEC to register the Offer Securities to be issued in connection with the Offer and (ii) Form F-6 registering the ADSs issuable upon deposit of the Offer Securities registered on the Form F-4 (such Form F-4 and Form F-6, together with any amendments, supplements and exhibits thereto, the “Registration Statements”). The Registration Statement on Form F-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act (the “Preliminary Prospectus”), the AMEC Circular, the AMEC Prospectus and the Company Proxy Statement. The Company will be given a reasonable opportunity to review and comment on the Registration Statements prior to filing with the SEC. AMEC shall use all reasonable endeavours to have the Registration Statements declared effective by the SEC as promptly as reasonably practicable after the filing thereof with the SEC and to keep the Registration Statements effective as long as is necessary to consummate the Offer and the transactions contemplated by this Agreement. Following the time that the Registration Statement on Form F-4 is declared effective, AMEC shall file the final prospectus included therein under Rule 424(b) of the Securities Act. AMEC shall (a) ensure that the Registration Statements, Preliminary Prospectus and the final prospectus referred to above comply in all material respects as to form with the applicable requirements of the Securities Act, the Exchange Act and all other applicable Laws, (b) cause the Registration Statements, the Preliminary Prospectus and the final prospectus referred to above to be disseminated to the Company Shareholders as an Offer Document to the extent required by applicable Laws, and (c) advise the Company of the time when the Registration Statements have become effective, of the issuance of any stop order with respect to the Registration Statements or the suspension of any qualification of the ADSs.

1.5                               In accordance with the Timetable, AMEC shall use all reasonable endeavours to obtain the approval of the UK Listing Authority in relation to the AMEC Circular and AMEC Prospectus and issue the AMEC Circular (together with the relevant forms of proxy) and AMEC Prospectus to the AMEC Shareholders and others entitled to receive the same, in each case in accordance with (as to both issuance and content) applicable Laws.

1.6                               In accordance with the Timetable, AMEC shall, or shall cause any direct wholly-owned subsidiary making the Offer to, commence the Offer and file the Schedule TO with the SEC and cause the Offer Documents to be disseminated to the Company Shareholders as and to the extent required by applicable Laws (including the Exchange Act). The Schedule TO shall contain, or incorporate by reference, the Preliminary Prospectus, the offer to purchase and forms of the related letter of transmittal, summary advertisement, notices to brokers, dealers and clients, and all other ancillary documents with respect to the Offer (collectively, together with all amendments, supplements and exhibits thereto, the “Offer Documents”), and AMEC shall ensure that the Offer Documents comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act, the applicable rules and regulations of the NASDAQ Stock Market and all other applicable Laws.

1.7                               In accordance with the Timetable, on the date the Offer Documents are filed with the SEC (or as soon as practicable thereafter), the Company shall file with the SEC and disseminate to the Company Shareholders as and to the extent required by the Exchange Act, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments and supplements thereto, the “Schedule 14D-9”) that shall reflect, subject to clause 6.2, the Company Recommendation.  The Company shall ensure that the Schedule 14D-9 complies in all material respects as to form with the requirements of the Exchange Act, the applicable rules and regulations of the NASDAQ

Stock Market and all other applicable Laws.  Subject to clause 6.2, the Company consents to the inclusion of the Company Recommendation in the Offer Documents and to inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company Shareholders.  As soon as reasonably practicable after the Company Proxy Statement is cleared by the SEC, the Company shall mail the Company Proxy Statement to the Company Shareholders and others entitled to receive the same.

1.8                               In accordance with the Timetable, AMEC will prepare and submit to a National Securities Exchange an application covering the ADSs being issued in the Offer and will use all reasonable endeavours to cause the ADSs to be approved for listing (subject to notice of issuance) for trading on such National Securities Exchange at or prior to the Offer Closing.  Except for procedures of the applicable clearing and settlement system and other customary limitations applicable to American depositary receipt programs for a public listed company incorporated in England and Wales with its primary listing on the LSE which will be disclosed in (or incorporated by reference into) the Registration Statements, the ADSs will have the same rights and privileges as the AMEC Shares, and will entitle the holder thereof to receive (upon deposit of ADSs with the depositary for cancellation, and payment of any applicable fees, charges and Taxes) the corresponding number of AMEC Shares.

1.9                               AMEC reserves the right to waive, in whole or in part, any Condition, to increase the Offer Price or to make any other changes to the terms and conditions of the Offer as it may determine in its sole discretion; provided, however, that, without the prior written consent of the Company, AMEC shall not:

(a)                                 reduce the number of Company Shares subject to the Offer;

(b)                                 reduce the Offer Price (or alter the cash or share components thereof described in clause 1.2, other than as expressly contemplated by clause 1.3);

(c)                                  amend, modify or waive the Minimum Tender Condition below 66 2/3 per cent.;

(d)                                 amend, modify or waive (i) the UK Listing Condition, (ii) the SEC Registration Condition or (iii) the US Listing Condition;

(e)                                  add to the Conditions or amend, modify or supplement any Condition in any manner adverse to the Company or the Company Shareholders in the context of the implementation of the Acquisition;

(f)                                   except as expressly provided in clause 2, terminate, extend or otherwise amend or modify the Expiration Time;

(g)                                  change the form of consideration payable pursuant to the Offer, except as otherwise determined by clause 1.3; or

(h)                                 otherwise amend, modify or supplement any of the terms of the Offer in a manner which is adverse to the Company or the Company Shareholders (other than to an extent which is not material).

1.10                        Subject only to the satisfaction or waiver of the Conditions, AMEC shall, or shall cause any direct wholly-owned subsidiary making the Offer to, consummate the Offer in accordance with its terms and applicable Laws, and shall accept for payment and pay for all Company Shares validly tendered and not withdrawn pursuant to the Offer promptly after the Expiration Time (or, in the case of Company Shares so validly tendered during a Subsequent Offering Period, promptly after such Company Shares are tendered) and in any event in compliance with Rule 14d-10 and Rule 14e-1(c) under the Exchange Act.  The Cash

Consideration shall be paid to each Company Shareholder in cash and the Share Consideration shall be paid to each Company Shareholder in validly issued Offer Securities pursuant to the terms and conditions of this Agreement and the Offer Documents.  The Offer Price shall be equitably adjusted to the extent appropriate to reflect the effect of any of the following transactions with respect to either AMEC or the Company and their respective equity share capital:

(a)                                 stock split, division or subdivision, reverse stock split, consolidation or combination, reclassification, recapitalisation, repayment of capital, issuance of options, convertible securities and other rights for the issuance of equity share capital, capital increases, sale of treasury shares at a discount or any other similar transaction (in each case, save for, in relation to the Company: the grant of Company Awards under the Company Omnibus Plan in accordance with clause 8.4 and the satisfaction of Company Awards and Company Awards outstanding under the Company Omnibus Plan as at the date of this Agreement, and in relation to AMEC: the grant of AMEC Awards and AMEC Options and the satisfaction of AMEC Awards and AMEC Options outstanding under the AMEC Employee Share Plans as at the date of this Agreement); or

(b)                                 cash dividend or stock dividend or any other distribution of any kind (including any dividend or distribution of securities convertible into equity securities), in each case occurring or having a record date on or after the date of this Agreement and prior to the Expiration Time, save for and not including the Permitted Foster Wheeler Dividend (which, for the avoidance of doubt, shall not give rise to any adjustment to the Offer Price) or (subject to the next sentence) any Permitted AMEC Dividend. If the record date for the dividend referred to in (b) of the definition of “Permitted AMEC Dividend” (the “Second Record Date”) is prior to the Expiration Time, then (i) the terms of the Offer shall be amended by AMEC (or AMEC shall procure they are amended) such that the Total Cash Consideration is increased by the amount of the dollar equivalent on the Second Record Date of the amount of such dividend per AMEC Share multiplied by the Total Share Elections Consideration (the “Additional Entitlement”) and the Cash Consideration shall be increased by the dollar equivalent (on such record date) of the amount of such dividend multiplied by 0.8998, or (ii) if Foster Wheeler elects in writing at least five (5) Business Days prior to the Second Record Date, Foster Wheeler shall be entitled to pay an additional cash dividend (“Additional Foster Wheeler Dividend”) equal in aggregate to the Additional Entitlement.  AMEC agrees that the Second Record Date shall not fall between the Expiration Date and the date of issuance of Offer Securities in respect of Company Shares accepted for exchange in the Offer. AMEC will not change the Second Record Date from 28 November 2014 without giving at least ten (10) Business Days notice to the Company.

The Company agrees that no Company Shares held by the Company or any of its subsidiaries will be tendered pursuant to the Offer or sold or otherwise disposed of or in any way encumbered after the date hereof, and that no Company Shares will be purchased by the Company or any of its subsidiaries, except in connection with the satisfaction of existing entitlements under the Company Omnibus Plan.

1.11                        No fractional Offer Securities will be issued in the Offer to any Company Shareholder. Notwithstanding any other provision of this Agreement, each Company Shareholder who would otherwise have been entitled to receive a fraction of an Offer Security (after aggregating each of all fractional ADSs and all fractional AMEC Shares issuable to such Company Shareholder in the Offer) shall receive from the Exchange Agent, in lieu thereof, cash (without interest) in an amount representing such Company Shareholder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such Company Shareholders of the aggregate number of ADSs or AMEC Shares, as appropriate, which would otherwise be issued (the “Excess ADSs” and “Excess AMEC Shares”, respectively). The sale of all the Excess ADSs by the Exchange Agent shall be executed on a National Securities Exchange, through one or more member firms of such National Securities Exchange, and the sale of all of the Excess AMEC Shares shall be executed on the LSE, through one or more member firms of the LSE, and each shall be executed in round lots to the extent practicable. Until the net proceeds of such sales have been distributed to the Company Shareholders, the Exchange Agent shall hold such proceeds in trust absolutely for such Company Shareholders (the “Fractional Interests Trust”). AMEC shall pay all commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sale of the Excess ADSs and Excess AMEC Shares. The Exchange Agent shall determine the portion of the Fractional Interests Trust to which each Company Shareholder shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Fractional Interests Trust by a fraction, the numerator of which is the amount of fractional interests to which such Company Shareholder is entitled and the denominator of which is the aggregate amount of fractional interests to which all Company Shareholders are entitled. As soon as practicable after the determination of the amount in cash, if any, to be paid to Company Shareholders in lieu of fractional interests, the Exchange Agent shall make available such amounts to such Company Shareholders. Any such sale shall be made within ten (10) Business Days or such shorter period as may be required by applicable Laws after the Expiration Time (or, in the case of Company Shares validly tendered during a Subsequent Offering Period, after the expiration thereof).  AMEC and the Company acknowledge that payment of cash consideration in lieu of issuing fractional ADSs or AMEC Shares was not separately bargained for consideration but represents merely a mechanical rounding-off for purposes of simplifying complications that could otherwise be caused by the issuance of fractional shares of ADSs or AMEC Shares.

1.12                        AMEC and the Company shall enter into an Exchange Agency Agreement with the Exchange Agent (the “Exchange Agency Agreement”), which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.  By no later than the Offer Closing, AMEC shall deposit with the Exchange Agent cash in an amount equal to the cash payable at the Offer Closing pursuant to clause 1.3 and shall subsequently deposit with the Exchange Agent cash in an amount equal to the cash payable in any Subsequent Offering Period pursuant to clause 1.3. By no later than the Offer Closing, AMEC shall allot and issue to each holder of Company Shares who has surrendered Company Shares the number of Offer Securities to be allotted and issued to such person pursuant to clause 1.3 and shall subsequently allot and issue to each holder of Company Shares in any Subsequent Offering Period who has surrendered Company Shares the number of Offer Securities to be allotted and issued to such person pursuant to clause 1.3. The Offer Securities will be issued fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching to them. The Offer Securities will rank equally in all respects with the existing AMEC Shares, including the right to receive all dividends and other distributions declared, made or paid by AMEC by reference to a record date falling on or after the issuance thereof.

1.13                        AMEC shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax Law.  To the extent that amounts are so withheld by AMEC, such withheld amounts shall be treated for all purposes of this Agreement and the Offer as having been paid to the Company Shareholder in respect of which such deduction and withholding was made by AMEC.

2.                                      OFFER PERIOD

2.1                               The Offer shall expire at 11:59 p.m., New York City time, at the end of the twentieth (20th) Business Day following the commencement (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) of the Offer (the “Initial Expiration Time”).

2.2                               Notwithstanding anything else to the contrary in this Agreement:

(a)                                 if, at the Initial Expiration Time or any subsequent scheduled expiration of the Offer, any Condition shall not have been satisfied or waived, AMEC shall extend the Offer on one or more occasions, in consecutive increments of up to ten (10) Business Days (or such other period as the parties hereto may agree) each, until such time as all of the Conditions shall have been satisfied (or, to the extent permitted, waived); and

(b)                                 without prejudice to clause 2.2(a), AMEC shall extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or of a National Securities Exchange, or any other applicable Laws, provided, however, that (i) AMEC shall (to the extent clause 2.2(a) does not already so provide) on a single occasion cause the Offer to be extended for a five (5) Business Day period following the first date on which all Conditions other than the Minimum Tender Condition are satisfied or waived (and, as required, the Longstop Date shall be extended through such five (5) Business Day period) and (ii) in each case, AMEC shall not be required to extend the Offer beyond the Longstop Date, except as the Longstop Date is extended in accordance with the definition thereof or pursuant to sub-clause (i) of this proviso (it being agreed and understood that if the Longstop Date is extended in accordance with the definition thereof, the provisions of this clause 2.2 (including sub-clause (i) of this proviso) shall continue to apply and the Offer shall be extended accordingly). The Initial Expiration Time or, in the event the Initial Expiration Time has been extended pursuant to this Agreement (other than in connection with a Subsequent Offering Period as described in the following sentence), the date and time to which the Offer has been so extended is referred to herein as the “Expiration Time”. For the avoidance of doubt, AMEC shall have the right to (and shall upon the Company’s reasonable request), following the Offer Closing, extend the Offer for a reasonable “subsequent offering period”, in accordance with Rule 14d-11 under the Exchange Act and to the extent permissible under applicable Law (such period the “Subsequent Offering Period”). AMEC shall comply (subject to applicable Law) with any reasonable request from the Company as to the length of such Subsequent Offering Period to take into account the need for Company optionholders to have a reasonable opportunity to tender into the Offer.

2.3                               AMEC shall not, and shall not permit any wholly-owned subsidiary making the Offer to, terminate the Offer prior to the Expiration Time without the prior written consent of the Company except in the event that this Agreement is validly terminated pursuant to clause 15.  If this Agreement is validly terminated in accordance with clause 15, the Offer shall be terminated and AMEC shall promptly return, and shall cause any depository acting on behalf of AMEC to return, all tendered Company Shares to the registered holders thereof.

3.                                      SATISFACTION OF THE CONDITIONS AND OTHER CLEARANCES

3.1                               Unless and until this Agreement is validly terminated in accordance with clause 15 (and without prejudice to the additional covenants and agreements set forth herein), each party shall, in accordance with the terms and conditions herein, use all reasonable endeavours to achieve satisfaction of the Conditions as promptly as practicable and to implement the Acquisition and each stage thereof in accordance with the Timetable.

3.2                               With respect to the Antitrust Clearances that are required for the satisfaction of the Conditions, it is agreed that:

(a)                                 without prejudice to clause 3.3 or the other provisions of this clause 3.2, the parties shall use all reasonable endeavours to procure that Condition 2 is fulfilled as soon as reasonably practicable after the date of this Agreement;

(b)                                 the parties shall cooperate with each other in order to allow for AMEC, the Company or AMEC and the Company jointly, as may be required, to make the necessary filings as soon as reasonably practicable and, in any event, in accordance with the Timetable, and to ensure that all information necessary or desirable for the making of (or responding to any requests for further information and other enquiries) any filings (including draft versions) is supplied accurately, promptly, diligently and to the best of each party’s ability or knowledge and is not intentionally misleading or incomplete;

(c)                                  each party shall:

(i)                   commence any pre-notification processes, as applicable, in respect of the filings required to satisfy Condition 2 as soon as reasonably practicable following the date of this Agreement with such filings to be made as promptly as is reasonably practicable thereafter in accordance with clause 3.2(b) (and for the avoidance of doubt, in accordance with clause 17, all AMEC’s costs and expenses (including all filing fees) in relation to such filings shall be borne by AMEC);

(ii)                promptly notify the other party’s external counsel sufficiently in advance of any notification, submission, response or other communication (excluding communications of an administrative nature) which it proposes to make or submit to any Relevant Antitrust Authority and at the same time provide the other party’s external counsel with copies thereof and any supporting documentation or information reasonably requested by the other party’s external counsel; provided, however, that nothing in this clause 3.2 shall require AMEC to provide the Company with any confidential information or business secrets;

(iii)            subject to clause 3.2(c)(ii), on reasonable request, provide the other party with information and documents relating to its business, as well as reasonable access to its management and employees, both to the extent reasonably necessary or desirable to facilitate the parties’ ability to satisfy Condition 2, provided that such information, documents and access is provided diligently and to the best of each party’s ability or knowledge and is not intentionally misleading or incomplete;

(iv)           provide the other party with a reasonable opportunity to provide comments on drafts of any filings or other material documentation prior to their submission to the Relevant Antitrust Authority and consider and take due consideration of such comments prior to submitting any filing or other material documentation to the Relevant Antitrust Authority (it being acknowledged that certain such drafts and/or documents may be shared on a confidential outside counsel to counsel basis only);

(v)              submit no filings or other material documentation to a Relevant Antitrust Authority in relation to a filing made jointly by AMEC and the Company without reasonably considering the views of the other party;

(vi)           not, without reasonably considering the views of the other party, withdraw a filing made to the Relevant Antitrust Authority;

(vii)        give the other party and its advisers reasonable notice of and reasonable opportunity to participate, where appropriate, in all meetings, and material communications and material conferences with the Relevant Antitrust Authority to the extent not prohibited by applicable Laws;

(viii)     respond as soon as reasonably practicable to all inquiries received from the Relevant Antitrust Authority for additional information or documentation and supplement such filings as reasonably requested by the Relevant Antitrust Authority, and to keep the other party informed of material contact with the Relevant Antitrust Authority and, to the extent not prohibited by applicable Laws, provide the other party with copies of all material relevant documentation in relation thereto (to the extent such information relates to the party’s Group); and

(ix)           notify the other party within two (2) Business Days after receipt of each such Antitrust Clearance required to satisfy Condition 2 and provide such information as the other party may reasonably require in respect of the satisfaction of such Condition.

3.3                               AMEC, in order to satisfy or procure the satisfaction of Condition 2, shall be obliged to use all reasonable endeavours to implement or satisfy, or agree to implement or satisfy, any disposals, conditions, obligations, terms or undertakings and take all other reasonable steps that may be required, or imposed or proposed by a Relevant Antitrust Authority, as a basis for that Relevant Antitrust Authority giving its consent to, or clearance for, the Acquisition (collectively, “Remedies”) where any such Remedy is required in order to ensure that Condition 2 is fulfilled before the Longstop Date. Notwithstanding anything in this Agreement to the contrary, AMEC shall not be required to license, sell, divest, transfer or dispose of, or to agree to license, sell, divest, transfer or dispose of, any of its (or of its affiliates’) or any of the Company’s (or any of its affiliates’) assets (including any contract rights), shareholdings, businesses, licenses or personnel to the extent that the revenues generated by, or attributable to, any and all such asset(s), shareholding(s), business(es), license(s) or personnel were in excess of $200,000,000 in aggregate in the fiscal year ended on 31 December 2013 (the loss of such amount of revenues to be considered a “Material Adverse Impact”). Nor shall AMEC and/or the Company be required to commit to any behavioural commitments or restrictions that in aggregate and together with any Remedy or Remedies, would be reasonably likely to have a Material Adverse Impact on any of AMEC’s (or of its affiliates’) and/or the Company’s (or of its affiliates’) businesses, considered separately or together.  Nor shall AMEC and/or the Company be required as a condition of CFIUS Approval to consent to any mitigation agreement or condition that would deprive AMEC of functional control, including the ability to direct business operations, enter into or terminate contracts, and appoint or dismiss a majority of directors, officers, or senior managers, of any of its (or any of its affiliates) or the Company’s (or any of its affiliates’) US assets.

3.4                               Each party undertakes to the other party to cooperate using all reasonable endeavours in relation to obtaining any and all Additional Antitrust Clearances and other Clearances and satisfying any and all obligations in connection with the Acquisition as promptly as practicable and in particular (to the extent that such steps have not already been taken prior to the date hereof and to the extent permissible under applicable Laws):

(a)                                 to make as promptly as reasonably practicable and, in any event, in accordance with the Timetable and within any relevant time limit, all such filings with any appropriate

Governmental Authorities, jointly or separately, as are necessary or desirable for the purposes of obtaining such Additional Antitrust Clearances and other Clearances;

(b)                                 to provide as promptly as practicable, in consultation with the other party, such information and assistance as may be reasonably requested by a Governmental Authority or by a party making a filing to a Governmental Authority in connection with such Additional Antitrust Clearances and other Clearances; and

(c)                                  to promptly notify the other party of, and provide copies of, any material communications with a Governmental Authority in connection with the obtaining of such Additional Antitrust Clearances and other Clearances, save in respect of any information the disclosure of which would, in the reasonable opinion of the party concerned, adversely affect its legitimate business interests.

3.5                               Each party undertakes to keep the other informed reasonably promptly of developments which are material or potentially material to the obtaining of the Antitrust Clearances, Additional Antitrust Clearances or other Clearances which would materially affect the implementation of the Acquisition (other than the matters contemplated by clause 11, which shall be governed by clause 11, the other provisions hereof that relate to clause 11 or that are referred to in clause 11).

4.                                      SQUEEZE-OUT

4.1                               As soon as reasonably practicable after the Offer Closing Date (or such other date agreed in writing by AMEC and the Company) and provided that (i) at such time AMEC directly or indirectly has acquired or controls at least 90 per cent. of the issued Company voting rights, (ii) no actions or proceedings are pending with respect to the exercisability of voting rights with respect to Company Shares acquired or controlled by AMEC and (iii) no other legal impediment to the launch or consummation of the Squeeze-Out Merger (as defined below) then exists (sub-clauses (i), (ii) and (iii), the “Squeeze-Out Prerequisites”), AMEC shall cause an eligible legal entity that is a wholly-owned subsidiary of AMEC organised under Swiss Law that is treated as disregarded as an entity separate from AMEC for US federal Tax purposes (“MergeCo”) to, propose to the Company to merge the Company with and into MergeCo (with MergeCo being the surviving entity in such merger) and to launch a squeeze-out merger pursuant to articles 8 para 2 and 18 para 5 of the Merger Act (the “Squeeze-Out Merger”), whereby the then-remaining Company Shareholders (other than the Company and its affiliates) would receive compensation pursuant to article 8 para 2 of the Merger Act as consideration for their outstanding Company Shares (the “Squeeze-Out Offer”); provided, that if a subsidiary of AMEC has made the Offer, then such subsidiary shall be treated, or shall have validly elected to be so treated from the date of its formation, as disregarded as an entity separate from AMEC for US federal Tax purposes.

4.2                               Subject to applicable Laws and the satisfaction of the Squeeze-Out Prerequisites, AMEC shall use all reasonable endeavours to:

(a)                                 cause the Acquisition to qualify for US federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and will not take any action for the purpose of causing the Acquisition not so to qualify; and

(b)                                 cause this Agreement to constitute a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code.

4.3                               For the avoidance of doubt, nothing in this Agreement (including the obligations of AMEC under clauses 4.1 and 4.2):

(a)                                 shall oblige AMEC to pay aggregate consideration to acquire all of the issued and to be issued Company Shares (whether pursuant to the Offer, any Squeeze-Out Merger, or otherwise) greater than the Total Cash Consideration and the Total Share Elections Consideration;

(b)                                 shall restrict AMEC from acquiring any Company Shares not tendered into the Offer using such form of consideration as may be necessary to acquire such Company Shares; or

(c)                                  shall oblige AMEC to incur any Taxes or other expenditure (other than advisers’ fees or other immaterial expenditure) in satisfying its obligations under clauses 4.1 and 4.2.

5.                                      OBLIGATIONS OF THE PARTIES

5.1                               Subject to clause 5.11, AMEC shall:

(a)                                 once approved by the UK Listing Authority, and save as may be required by applicable Laws or any Governmental Authority (including but not limited to the UK Listing Authority), not seek to revise, alter or modify the AMEC Circular (including the AMEC Resolution and, subject to clause 6.4, the AMEC Recommendation, each contained therein) or the AMEC Prospectus in a manner which is adverse to the Company or the Company Shareholders (save to the extent that such revision, alteration or modification is not material) without the Company’s written approval (not to be unreasonably withheld or delayed);

(b)                                 prior to the AMEC General Meeting and subject to applicable Laws, keep the Company informed, on a regular basis or as soon as reasonably practicable following each request from the Company, of the number of proxy votes received in respect of the AMEC Resolution and of any communications received by AMEC or its representatives or advisers indicating that a shareholder beneficially holding 1 per cent. or more of AMEC’s issued share capital is proposing to vote against, or withhold its vote on, the AMEC Resolution;

(c)                                  if requested in writing by the Company prior to the date of the AMEC General Meeting, promptly after the date of such request, take reasonable steps (subject to applicable Laws) to encourage AMEC Shareholders to vote in favour of the AMEC Resolution (including engaging a proxy solicitation agent to contact AMEC Shareholders and encourage them to duly complete and return forms of proxy);

(d)                                 subject to clause 5.2, in accordance with applicable Laws and the Charter Documents of AMEC, convene the AMEC General Meeting and hold such AMEC General Meeting at the time and date specified in the AMEC Circular and propose the AMEC Resolution (such resolution to be voted on by way of a poll) without amendment; provided, however, the Company’s advisers and representatives shall be entitled to attend the AMEC General Meeting;

(e)                                  not propose any resolution or take any other action that would result in the revocation or invalidity of the AMEC Resolution such that the Acquisition cannot be implemented in accordance with its terms;

(f)                                   pay (or procure the payment of) the Due Amounts in accordance with the terms of this Agreement and the Offer Documents; and

(g)                                  as promptly as reasonably practicable and in accordance with the Timetable, prepare, publicise, distribute, file and submit any other Acquisition Documents.

5.2                               Subject to clause 6.4, AMEC agrees not to adjourn the AMEC General Meeting from the time and date specified in the AMEC Circular without the prior written consent of the Company (not to be unreasonably withheld or delayed) unless it is not reasonably practicable to seek such consent because the motion to adjourn is only moved at the AMEC General Meeting by AMEC Shareholders (other than the AMEC Directors).  Notwithstanding any provision of this Agreement to the contrary, AMEC may, in its sole discretion, adjourn, recess or postpone the AMEC General Meeting (a) after consultation with the Company, to the extent necessary to ensure that any required supplement or amendment to any Acquisition Document is provided to the AMEC Shareholders within a reasonable amount of time in advance of the AMEC General Meeting, (b) to the extent required by applicable Laws or any Governmental Authority or (c) if as of the time for which the AMEC General Meeting is originally scheduled (as set forth in the AMEC Circular) there are an insufficient number of AMEC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the AMEC General Meeting or to the extent that at such time AMEC has not received proxies sufficient to allow the receipt of the AMEC Shareholder Approval at the AMEC General Meeting.  If the AMEC General Meeting is adjourned to another day than that for which it was originally convened, it shall be adjourned for as short a period as is reasonably practicable and permissible (or such longer period as the Company may agree in writing, such agreement not to be unreasonably withheld or delayed).  AMEC shall not induce or encourage any person to seek to adjourn the AMEC General Meeting.  The AMEC Resolution shall be submitted to the AMEC Shareholders at the AMEC General Meeting whether or not the AMEC Board shall have effected a Change of AMEC Recommendation.

5.3                               If so requested by AMEC, the Company undertakes to use, at the sole expense of AMEC and subject to clause 5.9, all reasonable endeavours prior to the Offer Closing Date in seeking (on terms approved in writing, or as reasonably requested, by AMEC) amendments to or waivers of those terms of any credit facility of the Company or its Group where any such credit facility becomes or may become required to be repaid, the subject of cash cover and/or cancelled (as applicable) as a result of the consummation of the Acquisition.

5.4                               Without prejudice to the other provisions of this Agreement, each of AMEC and the Company undertakes that it shall procure that each member of its Group (for the avoidance of doubt, including MergeCo following its formation) shall, as promptly as reasonably practicable:

(a)                                 comply with the obligations and restrictions set out in this Agreement that are expressed to be applicable to or relate to such member of its Group; and

(b)                                 use all reasonable endeavours to take or cause to be taken all such steps as are within such member of its Group’s power and reasonably necessary to implement the Acquisition in accordance with the Timetable.

5.5                               In connection with the Offer, the Company shall:

(a)                                 once cleared by the SEC, and save as may be required by applicable Laws or any other Governmental Authority, not seek to revise, alter or modify the Company Proxy Statement (or, subject to clause 6.2, the Company Recommendation contained therein) in a manner which is adverse to AMEC or the AMEC Shareholders (save to the extent that such revision, alteration or modification is not material) without AMEC’s written approval (not to be unreasonably withheld or delayed);

(b)                                 prior to the Company General Meeting and subject to applicable Laws, keep AMEC informed, on a regular basis or as soon as reasonably practicable following a request from AMEC, of the number of proxy votes received in respect of the Company Resolutions and of any communications received by the Company or its representatives or advisers indicating that a shareholder beneficially holding 1 per cent. or more of the Company’s issued share capital is proposing to vote against, or withhold its vote on, the Company Resolutions;

(c)                                  if requested in writing by AMEC prior to the date of the Company General Meeting, promptly after the date of such request, take reasonable steps (subject to applicable Laws) to encourage Company Shareholders to vote in favour of the Company Resolutions (including engaging a proxy solicitation agent to contact the Company Shareholders and encourage them to duly complete and return forms of proxy in favour of the Company Resolutions);

(d)                                 subject to clause 5.7, in accordance with applicable Laws and the Charter Documents of the Company, convene the Company General Meeting and hold such Company General Meeting (on a date after the AMEC General Meeting) at the time and date specified in the Company Proxy Statement and propose the Company Resolutions without amendment; provided, however, that AMEC’s advisers and representatives shall be entitled to attend the Company General Meeting;

(e)                                  if approved by the Company General Meeting and promptly upon satisfaction or waiver of all Conditions but for Condition 5, file for registration with the competent commercial register the amendments to the Company’s articles of association removing the transfer restrictions according to article 8 para. 5 and the voting limitations according to article 16 para. 3 and, in each case, related provisions of the articles of association of the Company, and procure the satisfaction of Condition 5 in accordance with the standard required in clause 3.1;

(f)                                   prior to the Offer Closing Date, convene and hold a Company Board meeting to resolve, and the Company Board shall resolve, to register AMEC and any of its affiliates (effective as of Offer Closing) in the Company’s share register as a shareholder with voting rights with respect to all Company Shares any of them has acquired or may acquire in the Offer subject to all Conditions other than Conditions 5 and 6 having been satisfied or waived; provided, however, that this shall not in any way limit any of the Company’s obligations under clause 5.5(e); and

(g)                                  procure that prior to the Company General Meeting, the Resigning Company Board Members resign from office with effect from the Offer Closing, the Remaining Company Board Members enter into — and do not subsequently terminate — a Mandate Agreement subject only to, and with effect from, the Offer Closing, and the Company shall file the Resigning Company Board Members’ resignation and, in furtherance of their election at the Company General Meeting, the New Company Board Members election for registration, with the competent commercial register immediately upon Offer Closing.

5.6                               Subject to the Offer Closing and subject to there having been no fraudulent behaviour, wilful misconduct and gross negligence of such Company Director or officer, AMEC undertakes that it shall, and it shall procure that its affiliates shall, at the relevant ordinary (annual) general meeting of shareholders, vote any Company Shares they each acquire in or outside of the Offer and for which they have been registered in the Company’s share register as shareholders with voting rights in favour of granting discharge (pursuant to article 698, para. 2, clause 5 of the Swiss Code of Obligations) to the Company Directors and officers for the period from the end of the Company’s last fiscal year (ending 31 December

2013) until the Offer Closing Date.  Subject to the Offer Closing, AMEC undertakes to pay or to cause its affiliates (including after Offer Closing, the Company) to promptly pay to each Company Director any and all amounts owing to such Company Director as at the Offer Closing Date.

5.7                               Subject to clause 6.2, the Company agrees not to adjourn the Company General Meeting from the time and date specified in the Company Proxy Statement without the prior written consent of AMEC (not to be unreasonably withheld or delayed) unless it is not reasonably practicable to seek such consent because the motion to adjourn is only moved at the Company General Meeting by Company Shareholders (other than the Company Directors). Notwithstanding any provision of this Agreement to the contrary, the Company may, in its sole discretion, adjourn, recess or postpone the Company General Meeting (a) after consultation with AMEC, to the extent necessary to ensure that any required supplement or amendment to the Company Proxy Statement is provided to the Company Shareholders within a reasonable amount of time in advance of the Company General Meeting, (b) to the extent required by applicable Laws or any Governmental Authority, (c) to the extent that the AMEC General Meeting is adjourned or postponed, or (d) if as of the time for which the Company General Meeting is originally scheduled (as set forth in the Company Proxy Statement) there are an insufficient number of Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company General Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Shareholder Approval at the Company General Meeting. If the Company General Meeting is adjourned to another day than that for which it was originally convened, it shall be adjourned for as short a period as is reasonably practicable and permissible (or such longer period as AMEC may agree in writing, such agreement not to be unreasonably withheld or delayed). The Company shall not induce or encourage any person to seek to adjourn the Company General Meeting.  The Company Resolutions shall be submitted to the Company Shareholders at the Company General Meeting whether or not the Company Board shall have effected a Change of Company Recommendation.

5.8                               The Company undertakes to use all reasonable endeavours to provide, at the sole expense of AMEC, all assistance as may be reasonably requested by AMEC in connection with the Financing Document including, without limitation, assisting AMEC with AMEC’s efforts to obtain long-term corporate credit ratings from Standard & Poor’s Ratings Services and Moody’s Investors Service Limited and assisting AMEC by providing any documentation and other evidence reasonably requested by AMEC to comply with the “know your customer” or other similar checks required in connection with the Financing Document; and providing to AMEC all such information about itself and its subsidiaries as may be reasonably requested from the Company by AMEC in relation thereto, provided, however, that nothing herein shall require such cooperation to the extent it would:

(a)                                 interfere unreasonably with the business or operations of any member of the Company Group;

(b)                                require any member of the Company Group to take any action that will conflict with or violate its Charter Documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any material contract to which it is a party; or

(c)                                  require any member of the Company Group to approve or enter into definitive credit documentation in relation to any financing that would be effective prior to the Offer Closing Date.

5.9                               AMEC shall indemnify and hold harmless each Company Relevant Person from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of debt financing under the Financing Document, including any action taken in accordance with clauses 5.3 or 5.8 and any information utilised in connection therewith in each case prior to the Offer Closing Date, except to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arise out of or in connection with the gross negligence, wilful misconduct, bad faith or fraud by such Company Relevant Person.

5.10                        Each party undertakes to use all reasonable endeavours to provide such assistance to the other party as may be reasonably requested by the other party for the preparation of the Acquisition Documents to be prepared by the other party (including, without limitation, the preparation of the Schedule 14D-9) including, without limitation, providing, all such information about itself and its subsidiaries as may be reasonably requested, including constitutional documents, financial statements, pro formas, reconciliations, information required to prepare working capital reports and verification notes with respect to information to be included in the Acquisition Documents to be prepared by the other party, including access to, and ensuring the provision of reasonable assistance by, its management or relevant professional advisers.

5.11                        Each party and its respective advisers shall be given a reasonable opportunity to review and comment on drafts of each Acquisition Document that has been prepared by, or that is required to be filed, published or distributed by, the other party prior to filing, publication or distribution thereof. Each party shall procure that all drafts of Acquisition Documents prepared by it, or that it is required to file, publish or distribute, are provided to the other party and its advisers and the parties shall cooperate and consult in good faith with each other and consider, in good faith, the comments of the other party and its advisers in relation to each Acquisition Document.  Without prejudice to the foregoing, to the extent that any Acquisition Document that has been prepared by, or that is required to be filed, published or distributed by, (a) AMEC, contains Company Information, or (b) the Company, contains AMEC Information, such party will seek the approval of the other party (such approval not to be unreasonably withheld or delayed) in relation to such information in the content of the relevant Acquisition Document and afford the other party sufficient time to consider such information in order to give its approval.

5.12                        AMEC shall provide the Company and its advisers with any comments, whether written or oral, that AMEC or its advisers may receive from time to time from the SEC or the UK Listing Authority or the LSE, or any of their respective staff, with respect to the Registration Statements, the Offer Documents or the Acquisition Documents, and the Company shall provide AMEC and its advisers with any comments, whether written or oral, that the Company may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 or the Company Proxy Statement. Each of the parties shall use all reasonable endeavours to resolve, and each party agrees to consult and cooperate with the other party in resolving, all such comments as promptly as practicable after receipt thereof. Promptly after a party’s receipt of any such comments, such party shall promptly consult with the other party and its advisers prior to responding to any such comments and provide the other party with copies of all such written responses (or if oral responses, summaries thereof).

5.13                        Each party hereto shall ensure that none of the information it supplies or has supplied for inclusion or incorporation by reference in any Acquisition Document, at the time such document is filed with the SEC or the UK Listing Authority, at any time it is amended or supplemented or at the time it is first published, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect. Each party shall promptly notify the other party if any of the information supplied by it contains such a misstatement or omission, or otherwise has become false or misleading in any material respect, and shall supply such information to the other party as shall be necessary to correct the misstatement or omission. Without limiting the foregoing, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to an Acquisition Document in respect of which either party has filing or preparation responsibility hereunder (including as a result of a misstatement or omission of the kind described in the immediately preceding sentence), as applicable, such party shall promptly inform the other party thereof and shall take all such action, with the cooperation of the other party, to prepare, file with the relevant Governmental Authority and/or (as and to the extent required by applicable Laws), disseminate to the Company Shareholders and/or AMEC Shareholders (as the case may be) such amendment or supplement (including to correct such misstatement or omission), which filing and dissemination shall be made and done, as promptly as practicable.

5.14                        Between the date of this Agreement and the Offer Closing Date, each of the parties to this Agreement shall promptly notify the other party in writing if it becomes aware of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of any Condition impossible or reasonably unlikely.  The delivery of any notice pursuant to this clause 5.14 shall not (a) cure any breach of, or non-compliance with, any other provision of this Agreement or (b) limit the remedies available to the party receiving such notice.

5.15                        The Company shall give prompt notice to AMEC, and AMEC shall give prompt notice to the Company, of any suit, claim, action or proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Offer, the Company Resolutions, the AMEC Resolution or the transactions contemplated by this Agreement. Without limiting the foregoing, in the event that any shareholder or derivative action related to this Agreement, the Offer, the Company Resolutions (in the case of the Company), the AMEC Resolution (in the case of AMEC) or the transactions contemplated by this Agreement is brought, or, to the knowledge of the applicable party, threatened in writing (it being agreed and understood that law firm press releases and other similar general communications to the public shall not constitute a threat in writing for the purposes hereof), against a party and/or the members of the Company Board (in the case of the Company) or the AMEC Directors (in the case of AMEC) prior to the Offer Closing Date, the party against which such action is brought or threatened shall promptly notify the other party of any such suit, claim, action or proceeding or threat and shall keep the other party reasonably informed with respect to the status thereof. The notifying party shall reasonably consult with the other party with respect to the defence or settlement of any such action or threat, and no settlement thereof shall be agreed to without such other party’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

6.                                      BOARD APPROVALS AND RECOMMENDATIONS

6.1                               The Company confirms that the Company Board has by way of a unanimous board resolution (a) determined that this Agreement and the Offer are in the best interests of the Company and fair to Company Shareholders, (b) approved this Agreement, and (c) resolved to recommend to the Company Shareholders acceptance of the Offer.  Subject to clause 6.2, the Company agrees that the relevant Offer Documents requiring such disclosure shall incorporate a recommendation from the Company Board to the Company Shareholders to accept the Offer (the “Company Recommendation”).

6.2                               The Company further undertakes that it will not at any time make any Change of Company Recommendation, except to the extent that a majority of the Company Directors has determined in good faith (having taken appropriate financial and legal advice) (i) in the case of a Change of Company Recommendation relating to a Competing Proposal, that such Competing Proposal is or is reasonably likely to constitute a Superior Proposal, or (ii) in any other case, that it is necessary to do so in order for the Company Directors to comply with their fiduciary duties and provided that the Company shall notify AMEC as soon as reasonably practicable of any Change of Company Recommendation.  For the avoidance of doubt, it is agreed and understood that any “stop, look and listen” or similar commitments of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Change of Company Recommendation under this Agreement.

6.3                               AMEC confirms that the AMEC Board has by way of unanimous board resolution (a) determined that this Agreement, the Offer and the transactions contemplated hereby and thereby are in the best interests of AMEC and fair to the AMEC Shareholders, (b) approved this Agreement, and (c) resolved to recommend to the AMEC Shareholders the approval of the transactions contemplated by this Agreement.  Subject to clause 6.4, AMEC agrees that the AMEC Circular shall incorporate a recommendation from the AMEC Board to the AMEC Shareholders to vote in favour of the Acquisition and the AMEC Resolution to be proposed at the AMEC General Meeting (the “AMEC Recommendation”).

6.4                               AMEC further undertakes that it will not at any time make any Change of AMEC Recommendation, except to the extent that a majority of the AMEC Directors has determined in good faith (having taken appropriate financial and legal advice) that it is necessary to do so in order for the AMEC Directors to comply with their fiduciary duties and provided that AMEC shall notify the Company as soon as reasonably practicable of any Change of AMEC Recommendation.

7.                                      BOARD CHANGES AND APPOINTMENT RIGHTS

7.1                               AMEC shall procure that two (2) of the current non-executive directors of the Company shall be appointed as non-executive directors of AMEC upon the Offer Closing Date. The Company shall consult with AMEC regarding the identity, qualification and suitability of the persons to be so appointed, and such persons shall be identified pursuant to such consultation as soon as reasonably practicable after the date of this Agreement.

7.2                               AMEC shall procure that the persons appointed to the AMEC Board pursuant to clause 7.1 (the “Nominee Directors”) are proposed for re-election at the first AMEC annual general meeting following their appointment.

7.3                               The terms of appointment of each of the Nominee Directors shall be no less favourable than the terms of the existing non-executive directors of AMEC including as regards directors’ fees, directors and officers insurance and indemnities and AMEC agrees that it shall ensure that such insurance and indemnities also extend to any continuing role of the Nominee Directors as directors of the Company following Offer Closing as anticipated by clause 5.5(g).

7.4                               If the Nominee Directors are required to take responsibility for all or part of the AMEC Prospectus or any other Acquisition Document pursuant to applicable Laws, AMEC shall ensure that: (a) the Nominee Directors are given a reasonable opportunity to review and comment on drafts of such Acquisition Documents and to attend drafting and verification sessions in relation to such Acquisition Documents; (b) the Nominee Directors are given, to the extent reasonably requested by such Nominee Directors in order to obtain comfort in relation to the content of the relevant Acquisition Document, access to, and reasonable assistance from, AMEC management or relevant professional advisers; (c) the Nominee Directors receive the same reports, comfort letters and advice as is received by the other AMEC Directors in relation to the content and preparation of such Acquisition Document (including, but not limited to, accountant’s and other professional adviser’s reports and legal advice) and where such items are addressed to the AMEC Directors such items shall also be addressed to the Nominee Directors as prospective Directors; and (d) the Nominee Directors are given the same rights (both as prospective directors and upon appointment as AMEC Directors) to indemnification, advancement of expenses and exculpation, and rights under directors’ and officers’ liability insurance as the AMEC Directors in relation to both matters arising from the date of this Agreement until the Nominee Directors are appointed as AMEC Directors and thereafter.

8.                                      RIGHTS UNDER SHARE PLANS

8.1                               The parties intend that, subject to the applicable rules of the Company Omnibus Plan, the applicable award agreements, employment agreements and any applicable Laws, the treatment of outstanding Company Awards will be as set out in this clause 8.1 and the parties will take all reasonable action to give effect to that intention:

(a)                                 in relation to outstanding Company Awards granted on or before 8 November 2012:

(i)                                all outstanding Options and RSUs will vest in full on the Offer Closing Date;

(ii)                all outstanding PRSUs will vest on the Offer Closing Date, to the extent that the Committee (as defined in the rules of the Company Omnibus Plan) determines that the applicable performance condition has been met as at the last practicable measurement date prior to the Offer Closing Date (with closing TSR calculated in a manner that is consistent with the applicable award agreements), and shall lapse as to the balance. For the avoidance of doubt, the Committee will not exercise any discretion to adjust the level of vesting having applied the numerical performance condition;

(iii)             the Company may elect to satisfy all vested Company Awards by delivery of Company Shares or by payment of a cash sum calculated by multiplying the number of Company Shares that have vested under the Company Award by the closing price of a Company Share on the last trading day prior to the Offer Closing Date less, in the case of Options only, any amount a participant would have been required to pay to exercise the Option.  Any such cash sum shall be paid no later than ten (10) Business Days after the Offer Closing Date and shall be subject to any applicable withholding Taxes.  For the avoidance of doubt, where the above calculation would result in a negative figure, then the cash payment is deemed to be nil; and

(iv)            to the extent that outstanding Company Awards are satisfied with Company Shares, the Company will take such steps as are reasonably necessary to enable participants to discharge their liability in respect of any applicable withholding Taxes (including arranging the sale of Company Shares on the participant’s behalf) and shall otherwise ensure those Company Shares are acquired from participants for the Offer Price pursuant to the Squeeze-Out Offer;

(b)                                 in relation to outstanding Company Awards granted after 8 November 2012:

(i)                                equivalent awards over AMEC Shares (the “Replacement Awards”) will be granted by AMEC in replacement for such Company Awards;

(ii)                the number of AMEC Shares subject to each Replacement Award will be calculated in accordance with the following formula:

A x 1.7996 = Z

where,

A is the number of Company Shares subject to the Company Award immediately prior to the Offer Closing Date, save that in the case of PRSUs only, A shall be 50% of the maximum award, and

Z is the number of AMEC Shares, rounded down to the nearest whole number, subject to the Replacement Award.

(iii)             in the case of an option, the total exercise price payable to exercise the Replacement Award will to the greatest extent possible be the same as the corresponding total exercise price for the Company Option which it replaces;

(iv)            Replacement Awards granted in respect of PRSUs will not be subject to any performance conditions; and

(v)               subject to clause 8.1(b)(iii) above, the terms of the Replacement Awards will be equivalent in all material respects to those of the Company Awards which they replace, but references to the Company shall be treated as references to AMEC. Subject to clause 8.1(b)(iv) above, the Replacement Award will vest, be exercisable and lapse at the same times as the Company Award it replaces. For the avoidance of doubt, in case of an option offered to a US participant, the terms of such Replacement Awards will comply with the requirements under US Treasury Regulation Section 1.409A-1(b)(5)(v)(D) or any successor provision thereto.

8.2                               The Company will procure that no adjustment will be made to Company Awards in respect of the cash dividend permitted pursuant to clause 14.1(g) and that no other modifications are made to Company Awards without the prior written consent of AMEC which would affect the entitlements of participants contemplated by this clause 8.

8.3                               Company Awards over approximately 636,475 Company Shares are due to vest in the ordinary course on 8 March 2014 with further awards over in aggregate approximately 129,141 Company Shares due to vest in May, August and September 2014. No other awards are expected to vest prior to the Offer Closing Date save in good leaver circumstances in accordance with the rules of the Company Omnibus Plan and any award agreements thereunder.

8.4                               The Company will make grants under the Company Omnibus Plan in March 2014. These and any other future grants will be in the ordinary course and grant criteria (size of individual grants, vesting schedule, participant population, performance conditions) will be consistent with normal practice (save that the terms of the Company Awards granted in 2014 will be such that Replacement Awards granted in respect of such Company Awards will vest on a pro-rata basis if the Offer Closing Date occurs in 2014 and a participant is involuntarily terminated in 2014), and subject to prior consultation with AMEC.  The overall cash value of grants under the Company Omnibus Plan (including to Section 16 Officers) in March 2014 (including the Company Award already granted to Mr Penno in 2014) will not exceed the total value of grants under the Company Omnibus Plan in 2013 (including to Section 16

Officers), in each case calculated at the relevant date of grant.  For the avoidance of doubt, Company Awards granted in March 2014 will be subject to the provisions of this clause 8.

8.5                               The Company will not, without prior consultation with AMEC or as otherwise contemplated by this clause 8, exercise any discretion whatsoever in relation to Company Awards granted under the Company Omnibus Plan.

9.                                      MANAGEMENT AND EMPLOYEES

9.1                               AMEC agrees that during the 12 month period from the Offer Closing Date it will not reduce any of the base salary, target and maximum opportunity under the Bonus Schemes, severance programs or any terms regarding future pension accrual/contributions of, or applicable to, any Company Group Employee, as in effect at such date (the “Key Employment Provisions”), or otherwise amend the terms of the Key Employment Provisions to the detriment of any Company Group Employee (other than by agreement with or as a consequence of an election by the individual concerned).

9.2                               In relation to all Welfare Benefit Plans which are in force as at the date of this Agreement, AMEC agrees that, subject to clause 9.3, either:

(a)                                 all such Welfare Benefit Plans will continue to apply to all relevant Company Group Employees on the same terms and conditions until the earlier of 12 months after the Offer Closing Date or the expiry of the relevant Welfare Benefit Plan; or

(b)                                 if any Welfare Benefit Plan is terminated prior to the earlier of 12 months after the Offer Closing Date or the expiry of the relevant Welfare Benefit Plan, AMEC shall replace it with a plan which provides broadly similar benefits to the relevant Company Group Employees and shall use its reasonable endeavours (subject to there being no material increase in the cost incurred by AMEC or any member of the AMEC Group compared to the Company Group) to ensure that:

(i)                  each relevant Company Group Employee is, to the extent relevant and subject to applicable Law and applicable Tax qualification, credited with his length of service with the Company Group for the purposes of eligibility to participate and vesting (except that no such service credit will be required if it results in a duplication of benefits);

(ii)               the relevant benefit provider or insurer waives all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to Company Group Employees under such plan to the extent waived under the corresponding Company Welfare Benefit Plan; and

(iii)            each relevant Company Group Employee and his or her eligible dependants and beneficiaries is provided with credit under such replacement plan for any deductibles and similar expenses paid by such Company Group Employee under corresponding Company Benefit Plans in the calendar year in which such Company Group Employee (or his or her eligible dependants or beneficiaries) become eligible to participate in such replacement plan for the purpose of applying any applicable deductible, out-of-pocket or similar requirements as though such amounts had been paid in accordance with the terms and conditions of the applicable plan.

9.3                               The provisions of clauses 9.2(a) and 9.2(b) are subject to any changes, terms and/or conditions required or imposed by any relevant benefit plan provider or insurer or by law from time to time.

9.4                               The Company warrants and represents that the Bonus Schemes comprise formula-based corporate or business performance criteria and discretionary individual performance criteria.  AMEC agrees that it shall operate the Bonus Schemes for all eligible Company Group Employees for the calendar year in which the Offer Closing Date falls (the “Bonus Year”). Subject to clause 9.5, such bonuses shall be determined following the end of the Bonus Year at the normal time in accordance with the Company Group’s past practice in relation to the full Bonus Year based on the Company’s actual results at end of the Bonus Year.

9.5                               Without prejudice to any alternative treatment provided for in a Company Group Employee’s existing employment agreement, the parties agree that Company Group Employees whose employment is terminated involuntarily and without cause by AMEC (or by the Company at the request of AMEC), including, for the avoidance of doubt any Company Group Employee who is constructively dismissed (as determined by a court or tribunal of competent jurisdiction, after any appeal process is exhausted), on or before 31 December 2014 (each, a “Good Leaver”), shall be entitled to receive a bonus for the Bonus Year, pro-rated on a time basis up to the date on which their employment with the Company Group terminates (each, a “Good Leaver Bonus”). The parties agree that the performance criteria for such Good Leaver Bonuses shall be calculated by reference to results as at the last complete financial quarter prior to the Offer Closing Date. Good Leaver Bonuses shall be determined in accordance with and subject to any relevant Bonus Schemes by the Nominee Directors and shall be payable as soon as is reasonably practicable following the date on which the employment of the relevant Good Leaver is terminated by AMEC (or by the Company at AMEC’s request) or as soon as reasonably practicable following the date on which a court or tribunal of competent jurisdiction (after any appeals process is exhausted) determines that the relevant Good Leaver Employee has been constructively dismissed. In accordance with the Company Group’s existing practice all Good Leaver Bonuses shall be subject to the Company Group’s normal rules regarding clawback.

9.6                               Existing rights under the Company Omnibus Plan will be treated in accordance with clause 8 and, subject to clause 8, no further awards will be granted under the Company Omnibus Plan. Following the Offer Closing Date, Company Group Employees will be eligible to be considered for participation in the AMEC Employee Share Plans, subject to the rules and participation criteria of such plans from time to time.

9.7                               Prior to the Offer Closing, the Company (acting through its compensation committee or a committee of the Company Board that meets the requirements under Rule 14d-10(d)(2) under the Exchange Act) will take all such steps necessary to cause any negotiation, execution or amendment of an employment compensation, severance or other employee benefit arrangement (or payments made or to be made or benefits granted or to be granted according to such an arrangement) with respect to any Company Shareholder to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbour set forth in Rule 14d-10(d) under the Exchange Act.

9.8                               AMEC and the Company agree that, if a Company Group Employee who has unvested retirement contributions under a qualified defined contribution or defined benefit retirement plan maintained in the United States is terminated involuntarily and without cause, provided that it is permissible under and does not affect the applicable Tax qualification, such steps shall be taken to the extent reasonably necessary and practicable to ensure that those retirement contributions vest and are not forfeited by the Company Group Employee.

10.                               DIRECTORS’ AND OFFICERS’ INDEMNIFICATION AND INSURANCE

10.1                        AMEC agrees that all rights to indemnification, advancement of expenses and exculpation by the Company Group now existing in favour of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Offer Closing Date an officer or director of the Company or any of its subsidiaries (each, a “D&O Indemnified Party”) as provided in the Company’s or any such subsidiary’s Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall remain in full force and effect in accordance with their terms and will not be amended, repealed or otherwise modified for the D&O Coverage Period (and, in the event that any relevant proceeding is pending or asserted or any relevant claim made during such period, until the final disposition of such proceeding or claim).

10.2                        From and after the Offer Closing, and for the D&O Coverage Period (and, in the event that any relevant proceeding is pending or asserted or any relevant claim made during such period, until the final disposition of such proceeding or claim), AMEC shall cause the Company or any of its successors or assigns to indemnify, defend and hold harmless each D&O Indemnified Party to the same extent such D&O Indemnified Party is indemnified as of the date of this Agreement (including with respect to advancement of expenses) by the Company pursuant to the Company’s or any subsidiary’s Charter Documents and indemnification agreements, if any, in existence on the date of this Agreement with such D&O Indemnified Party for acts or omissions occurring prior to the Offer Closing.

10.3                        The Company shall obtain as of the Offer Closing Date “tail” insurance policies with a claims period of the D&O Coverage Period (and, in the event that any relevant proceeding is pending or asserted or any relevant claim made during such period, until the final disposition of such proceeding or claim), and, with respect to coverage and amounts and other material terms and conditions, substantially equivalent, and no less favourable in the aggregate, to the directors and officers of the Company and its subsidiaries, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Offer Closing Date (including in connection with the transactions contemplated by this Agreement), than the Company’s current policies of directors’ and officers’ liability insurance maintained by the Company Group as of the date hereof (the “Current D&O Cover”); provided, however, that in no event will the Company Group be required to expend a premium for such coverage in excess of two hundred and fifty per cent. (250%) of the last annual premium paid by the Company Group for such insurance prior to the date of this Agreement (the “Maximum Premium”); provided, further, that if such insurance coverage cannot be obtained at a premium equal to or less than the Maximum Premium, the Company Group will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for a premium equal to the Maximum Premium.  If requested to do so by the Company, AMEC agrees that it will pay, directly, the premium in respect of the policies referred to in this clause, up to but not exceeding the Maximum Premium.

10.4                        The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its subsidiaries or any of their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this clause 10 is not prior to, or in substitution for, any such claims under any such policies.

10.5                        In the event the Company or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in either case, proper provision shall be made so that the successors and assigns of the Company (in particular as a result of the Squeeze-Out Merger) shall assume all of the obligations of the Company and its subsidiaries set forth in this clause 10. Without limiting the foregoing, throughout the D&O Coverage Period AMEC shall ensure that the Company (or its successors or assigns) have sufficient funds to enable it to pay the $1 million deductible in the manner such deductible currently exists and applies in respect of the Side B and Side C Current D&O Cover.

11.                               NON-SOLICITATION

11.1                        Except as expressly permitted by this clause 11, from the date hereof and continuing until the Offer Closing Date or, if earlier, the termination of this Agreement in accordance with clause 15, the Company undertakes that:

(a)                                 it shall, and shall cause its subsidiaries to, and shall direct its and their respective directors, officers, employees, agents, Company Financial Advisers, counsel and other advisers (collectively, the “Company Representatives”) to, immediately cease and cause to be terminated all existing solicitations, discussions, negotiations and communications with any persons with respect to any Competing Proposal and shall request that each such person and any other persons who have made or have indicated an intention to make a Competing Proposal promptly return or destroy any confidential information previously furnished by the Company; and

(b)                                 it shall not, and it shall cause its subsidiaries and the Company Representatives not to, directly or indirectly:

(i)                  grant any waiver or release under, or terminate, any “standstill” or similar obligation with respect to the Company or any of its subsidiaries;

(ii)               encourage, solicit, initiate or facilitate any discussions or negotiations with any person or persons (other than AMEC or any affiliate or associate of AMEC) concerning any Competing Proposal or otherwise seeking to procure any Competing Proposal;

(iii)            furnish to any person other than AMEC any non-public information regarding the Company or any of its subsidiaries, afford to any person (other than AMEC or designees of AMEC) access to the business or to the properties, assets, books, records or non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case that would reasonably be expected to result in the making, submission or announcement of, or for the purpose of encouraging, soliciting, initiating, facilitating or otherwise procuring, a Competing Proposal or any inquiries that would reasonably be expected to lead to a Competing Proposal;

(iv)           approve, endorse, recommend, execute or enter into any agreement, letter of intent or contract with respect to a Competing Proposal or otherwise relating to or that is intended to or would reasonably be expected to lead to any Competing Proposal or enter into any agreement, arrangement, or understanding requiring it to abandon, modify, amend, terminate or fail to consummate the Offer or any other transactions contemplated by this Agreement;

(v)              submit any Competing Proposal or any matter related thereto to the vote of the Company Shareholders unless and until there has been a Change of Company Recommendation in accordance with clause 6.2;

(vi)           participate in any discussions or negotiations with any third party with respect to any Competing Proposal;

(vii)        adopt, authorise or approve a Competing Proposal or publicly propose to recommend any Competing Proposal; or

(viii)     subject to clause 6.2, authorise, propose, commit, resolve or agree to do any of the foregoing;

provided, however, that nothing contained in this clause 11 shall prohibit the Company or any of the Company Representatives or the Company Board from (A) taking and disclosing to the Company Shareholders, or any third parties or Governmental Authorities, a position with respect to a Competing Proposal initiated by a third party (including a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act) or (B) from making such other disclosure to the Company Shareholders, or any third parties or Governmental Authorities to the extent in the case of either (A) or (B), if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the Company Directors’ fiduciary duties under applicable Laws; provided, however, that no such disclosure shall (a) have the substantive effect of withholding, withdrawing or amending or modifying the Company Recommendation in a manner adverse to AMEC or (b) fail to reaffirm the Company Recommendation, if such disclosure is to Company Shareholders or in a public announcement and in each case in circumstances in which the reaffirmation of the Company Recommendation would be reasonably expected, in each case, unless in accordance with clause 6.2.

11.2                        Notwithstanding anything to the contrary contained in this clause 11, if at any time following the date hereof and prior to the Offer Closing: (a) the Company has received a bona fide written Competing Proposal from a third party that did not result from the Company’s material breach of this clause 11, which Competing Proposal was made on or after the date hereof, and such Competing Proposal has not been withdrawn, and (b) the Company Board determines in good faith (after consultation with its outside counsel and outside financial advisers) that (i) failure to take any of the actions described in clauses (A) through (E) below would likely constitute or would reasonably be expected to result in a breach of its fiduciary duties under applicable Laws or (ii) such Competing Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its subsidiaries, and afford access to the business or to the properties, assets, books, records or non-public information, or to any personnel, of the Company and its subsidiaries, to the person making such Competing Proposal and its representatives; (B) initiate or participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; (C) grant any waiver or release under, or terminate, any “standstill” or similar obligation with respect to the Company or any of its subsidiaries to the extent required in connection with making (but not consummating) such Competing Proposal; (D) take any other action in connection with such Competing Proposal that any court of competent jurisdiction orders the Company to take; and (E) propose, resolve or agree to do any of the foregoing; provided, however, that the Company will not, will not permit its subsidiaries to, and will not authorise the Company Representatives to, disclose any non-public information regarding the Company to such person without first entering into an Acceptable Confidentiality Agreement with such person.  The Company will (1) promptly (and in any event within one (1) Business Day following receipt) provide written notice to AMEC of the receipt of any Competing Proposal, which notification shall include (i) the applicable written Competing Proposal (or, if oral, the material terms and conditions of such Competing Proposal) and (ii) the identity of the person making such Competing Proposal and (2) promptly provide to AMEC any material information concerning the Company or its subsidiaries provided or made available to such other person (or its representatives) that was not previously provided or made available to AMEC.

11.3                        AMEC and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this clause 11 by any of the Company Representatives (in the case of any such Company Representative who is an investment banker, financial adviser, attorney, accountant or other adviser, to the extent that such Company Representative is or has been engaged by the Company in connection with the transactions contemplated hereby whether or not the engagement has terminated) shall be deemed to be a breach of this clause 11 by the Company.

11.4                        Notwithstanding anything herein to the contrary, at any time prior to the Expiration Time, the Company Board may (in addition to the rights of the Company to take the actions referred to in clause 11.2 in the circumstances contemplated therein), take any of the actions listed in clause 11.1(b) if: (a) the Company notifies AMEC, in writing, at least three (3) Business Days (the “Notice Period”) before taking any such action, of its intention to take such action with respect to a Superior Proposal, which notice shall state the Company has received a Competing Proposal (that did not result from a material breach of this clause 11) which the Company Board intends to declare a Superior Proposal; (b) the Company offers AMEC the opportunity to negotiate during the Notice Period in good faith to make such adjustments to the terms and conditions of this Agreement so that such Competing Proposal ceases to be a Superior Proposal (it being understood and agreed that in the event of an amendment altering any material term or terms of such Superior Proposal: (i) upon each of the first and second such amendments, the Company shall notify AMEC in writing and AMEC shall have an additional one (1) Business Day period from the date of such notice to so negotiate; and (ii) in the event of any further amendments thereafter, the Company shall not be obliged to notify AMEC and AMEC shall not have any additional period to so negotiate); and (c) the Company Board determines in good faith (after consultation with outside counsel and outside financial advisers) that such Competing Proposal, taking into account any changes to the terms and conditions of this Agreement proposed by AMEC during the Notice Period (and by the relevant third party in respect of its Competing Proposal), constitutes a Superior Proposal.

12.                               CONFIDENTIALITY

Each party shall keep all information relating to the other party, any member of the other party’s Group or any part of the other party’s business or assets obtained by them pursuant to this Agreement confidential in accordance with the provisions of the confidentiality agreement, dated 26 August 2013 (the “Confidentiality Agreement”), between AMEC and the Company.

13.                               CERTAIN FUNDS

13.1                        AMEC warrants and represents to the Company that:

(a)                                 subject to satisfaction or waiver of the Conditions, it will be in a position to satisfy full implementation of the Acquisition and pay the amount equal to the Due Amounts as and when required;

(b)                                 it has available loan facilities under the Financing Document which will at Offer Closing provide in immediately available funds the necessary cash resources to pay the Due Amounts due at that time;

(c)                                  it has made available to the Company a complete and accurate copy of the Financing Document and the CP confirmation letter from Bank of America Merrill Lynch International Limited to AMEC plc dated 13 February 2014 (the “CP Confirmation Letter”);

(d)                                 the status of the conditions precedent to be satisfied by AMEC plc pursuant to, and with respect to the initial utilisation under, the Financing Document is as set out in the CP Confirmation Letter, and there are no other conditions precedent to initial utilisation except as set out in such CP Confirmation Letter and Part 1 of Schedule 2 of the Financing Document;

(e)                                  it believes that it will be able to satisfy on a timely basis any outstanding condition precedent to be satisfied by it pursuant to, and with respect to the initial utilisation under, the Financing Document; and

(f)                                   there are no material terms, pre-conditions or conditions relating to the debt financing (other than fee and syndication arrangements) included in any contract, agreement or other binding instrument or arrangement other than those terms or conditions contained in the Financing Document.

13.2                        AMEC undertakes to the Company that:

(a)                                 it will or will procure that all actions required to be taken by it under this Agreement and the Financing Document as and when required pursuant to the terms thereof are taken, including the exercise in full of the rights under the Financing Document so as to enable it to receive in sufficient time such amounts as are necessary to enable it to satisfy the Due Amounts;

(b)                                 it will take all such reasonable steps as are within its power as may be necessary to ensure that there will be no breach of any representation, warranty or covenant given, or to be given, by it or any member of its Group in the Financing Document which would entitle the relevant debt provider or providers, to refuse to provide funds under the Financing Document and, in particular, it will take all such reasonable steps as are within its power to procure that no event of default or Drawstop Event occurs which would permit the relevant lenders to decline to make advances or payments under the Financing Document as necessary to enable satisfaction of the Due Amounts; and

(c)                                  until the Offer Closing, it will not exercise any right to amend, terminate, cancel or rescind the Financing Document (or any provision thereof) in a manner prejudicial to AMEC’s ability to satisfy the Due Amounts without the Company’s prior written consent.

13.3                        For the avoidance of doubt, it is understood and agreed that AMEC’s obligation to consummate the Acquisition and to purchase and pay for the Company Shares pursuant to this Agreement and the Offer Documents is not conditioned on AMEC obtaining any debt, equity or other financing.

14.                               CONDUCT OF BUSINESS

14.1                        From the date of this Agreement until the Offer Closing Date, the Company covenants and agrees as to itself and its subsidiaries (unless AMEC shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), and except for such matters referenced in Part I of Appendix 1, or as otherwise expressly contemplated or required by this Agreement or required by applicable Laws), that the business of it and its subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries shall use all their respective reasonable endeavours consistent with past practice to preserve their business organisations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its subsidiaries’ present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Offer Closing Date, except (A) as otherwise expressly contemplated or required by this Agreement, (B) as AMEC may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as required by applicable Laws, or (D) for the matters referred to in Part I of Appendix 1), the Company shall not, and will not permit its subsidiaries to:

(a)                                 adopt or propose any change in its Charter Documents (except for such amendments required pursuant to clause 5.5(e) above);

(b)                                 merge or consolidate the Company or any of its subsidiaries with any other person, except for any such transactions among wholly-owned subsidiaries of the Company, or restructure, reorganise or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(c)                                  acquire assets from any other person with a value or purchase price individually in excess of $25 million and in the aggregate in excess of $100 million in any transaction or series of related transactions, other than acquisitions pursuant to contracts in effect as of the date of this Agreement;

(d)                                 issue, sell, pledge, dispose of, grant, transfer, encumber, or authorise the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any of its subsidiaries (other than, in each case, the issuance or transfer of shares by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities (other than, in each case, (i) in satisfaction of Company Awards outstanding under the Company Omnibus Plan as at the date of this Agreement or granted in accordance with clause 8.4, or (ii) such matters as are permitted under 14.1(q));

(e)                                  create or incur any lien, charge, pledge, security, interest, claim or other encumbrance material to the Company or any of its subsidiaries on any assets of the Company or any of its subsidiaries having a value in excess of $10 million;

(f)                                   except in the ordinary course of business pursuant to arrangements in existence at the date of this Agreement, make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly-owned subsidiary of the Company), other than any loans, advances, guarantees, capital contributions or investments to be made in connection with the acquisition referred to in Part I of Appendix 1;

(g)                                  declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or in kind), with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock, other than the Permitted Foster Wheeler

Dividend and any dividend or distribution by a subsidiary of the Company to the Company or to another subsidiary of the Company;

(h)                                 reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock or cancel any treasury shares;

(i)                                     draw upon any of its existing debt facilities, incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices which are (i) not to exceed $20 million in the aggregate, (ii) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (iii) guarantees incurred in compliance with this clause 14.1 by the Company which guarantee the indebtedness of wholly-owned subsidiaries of the Company, or (iv) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $20 million of notional debt in the aggregate; or (B) as required in connection with (i) the transactions referred to in Part I of Appendix 1; (ii) the Permitted Foster Wheeler Dividend; or (iii) the provision of cash collateral in respect of any existing counter-indemnity obligation of the Company Group, which is required to be funded before the Offer Closing Date;

(j)                                    make or authorise any capital expenditure in excess of $30 million in the aggregate;

(k)                                 other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(l)                                     make any changes with respect to accounting policies or practices except as required by changes in applicable Laws (including the NASDAQ Stock Market rules) or US GAAP;

(m)                             settle, dismiss or take any other action with respect to any dispute, litigation or other proceedings (excluding any asbestos personal injury litigation or claims) where such settlement, dismissal or action involves the Company Group incurring an amount in excess of $20 million;

(n)                                 take any action in relation to any asbestos personal injury litigation or claims other than in the ordinary course of business consistent with past practice;

(o)                                 amend, modify or terminate any Material Contract;

(p)                                 (i) make or settle any Tax claim, surrender any right to claim a refund of Tax, make or change any Tax election, enter into any agreement with any Tax authority, or seek any ruling, surrender, clearance or confirmation from any Tax authority, where the relevant claim, election, agreement, ruling, clearance or confirmation is in respect of an actual or potential liability to Tax, or of Tax relief, in excess of $10 million; or (ii) other than in the ordinary course of business, become resident for Tax purposes or create a permanent establishment, in either case, in a jurisdiction where such entity was not so resident or did not have such a permanent establishment prior to the date of this Agreement;

(q)                                other than in the ordinary course of business consistent with past practice, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licences, operations, rights, product lines, businesses or interests therein of the Company or its subsidiaries, including capital stock of any of its subsidiaries;

(r)                                    except as required pursuant to existing contractual agreements in effect prior to the date of this Agreement:

(i)                  grant or provide any payment or other benefit payable in connection with a change of control of the Company (including but not limited to the transactions contemplated by this Agreement) to any director, officer, employee or independent contractor of the Company or any of its subsidiaries;

(ii)               grant or provide any severance or termination payments (including but not limited to any payments payable in connection with a change of control of the Company (including but not limited to the transactions contemplated by this Agreement)) to any director, officer, employee or independent contractor of the Company or any of its subsidiaries, save that the Company may make such severance or termination payments (other than those payable in connection with a change of control of the Company) in accordance with any existing custom or practice regarding termination payments in the ordinary course of business, or as bona fide compensation to settle a claim;

(iii)            grant or provide any new or additional benefits to any director, officer, employee or independent contractor of the Company or any of its subsidiaries;

(iv)           other than in the ordinary course of business, increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or grant or commit to grant any new equity awards to any director, officer, employee or independent contractor of the Company or any of its subsidiaries;

(v)              establish, adopt, amend or terminate any Company Benefit Plan (or any trust instruments, funds or insurance contracts related thereto) or amend the terms of any outstanding equity-based awards, except as would not reasonably be expected to increase the expense of maintaining, or the liability under, such plan;

(vi)           take any action to accelerate the vesting or payment, or secure the payment, of compensation or benefits under any Company Benefit Plan (including, for the avoidance of doubt, any action which would trigger a debt payable to the Company Benefit Plan under section 75 or 75A of the Pensions Act 1995 (UK)), to the extent not already provided in any such Company Benefit Plan;

(vii)        materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by US GAAP, or agree with the trustee or manager of any plan to such change or technical provisions underlying the current actuarial valuation or any change to the schedule of contributions or recovery plan;

(viii)     forgive any loans to directors, officers, employees or independent contractors;

(ix)           enter into or amend or terminate any collective bargaining agreement or take any steps with a view to entering into such an agreement; or

(x)              effectuate or commence any collective redundancy exercise or a “plant closing” or “mass layoff” as those terms are defined in the US Worker Adjustment and Retraining Notification Act of 1988, as amended (or any similar action requiring notice or severance pay under the applicable Laws) affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its subsidiaries, save in respect of the restructuring of the GPG division as set out in paragraph 1 of Part I of Appendix 1, the cost of which has been provided by the Company to AMEC prior to the date of this Agreement; or

(s)                                   agree, authorise or commit to do any of the foregoing.

14.2                        From the date of this Agreement until the Offer Closing Date, AMEC covenants and agrees as to itself and its subsidiaries (unless the Company shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), and except for such matters referenced in Part II of Appendix 1, and except as otherwise expressly contemplated or required by this Agreement or required by applicable Laws), that the business of it and its subsidiaries shall be conducted in the ordinary and usual course.  Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Offer Closing Date, except (A) as otherwise expressly required by this Agreement, (B) as the Company may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), or (C) as required by applicable Laws, AMEC will not and will not permit its subsidiaries to:

(a)                                 adopt or propose any change in its Charter Documents;

(b)                                 issue, sell, pledge, dispose of, grant, transfer, encumber, or authorise the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of AMEC or any of its subsidiaries (other than the issuance or transfer of shares by a wholly-owned subsidiary of AMEC to AMEC or another wholly-owned subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities save (i) that shares may be issued to satisfy the vesting and/or exercise of awards and/or options outstanding under the AMEC Employee Share Plans as at the date of this Agreement and save for AMEC Options and AMEC Awards which may be granted in the ordinary course of business and (ii) for transfers, sales, or disposals of any of the capital stock of any of AMEC subsidiaries in the ordinary course of business consistent with past practice (except as provided in Part II of Appendix 1);

(c)                                  declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or in kind), with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock, other than the Permitted AMEC Dividend and any dividend or distribution by a subsidiary of AMEC to AMEC or to another subsidiary of AMEC;

(d)                                 reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(e)                                  enter into any agreement or implement or recommend any transaction (conditionally or unconditionally) that could reasonably be expected to limit, impair or prevent in any material respect AMEC’s ability to perform its obligations under this Agreement or consummate the Acquisition or announce its intention (conditionally or unconditionally) to do so; or

(f)                                   agree, authorise or commit to do any of the foregoing.

14.3                        Prior to making any written or oral communications to the directors, officers, employees or independent contractors of the Company or any of its subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall, subject to applicable Laws, reasonably consult with AMEC in relation thereto.

15.                               TERMINATION

15.1                        This Agreement may be terminated and, subject to clause 15.2, all obligations of the parties under this Agreement shall cease as follows:

(a)                                 as agreed in writing by the Company and AMEC at any time prior to the Expiration Time;

(b)                                 upon service of a written termination notice by AMEC on the Company if, prior to the Expiration Time:

(i)                  the Company Board shall have effected a Change of Company Recommendation;

(ii)               the Company shall have, within ten (10) Business Days after the public announcement of a Competing Proposal, failed to reaffirm (publicly, if requested by AMEC) the Company Recommendation (it being agreed and understood that communications of the kind described in the final sentence of clause 6.2 shall not trigger the termination right contemplated by this clause (ii));

(iii)            at a duly convened and held AMEC General Meeting (or any adjournment or postponement thereof), the AMEC Resolution is voted upon but not passed by the AMEC Shareholders;

(iv)           at a duly convened and held Company General Meeting (or any adjournment or postponement thereof), the Company Resolutions are voted upon but not passed by the Company Shareholders;

(v)              any Competing Proposal becomes or is declared wholly unconditional or is completed; or

(vi)           a Company Material Adverse Effect has occurred;

(c)                                  upon service of a written termination notice by the Company on AMEC if prior to the Expiration Time:

(i)                  the AMEC Board shall have effected a Change of AMEC Recommendation;

(ii)               at a duly convened and held AMEC General Meeting (or any adjournment or postponement thereof), the AMEC Resolution is voted upon but not passed by the AMEC Shareholders;

(iii)            at a duly convened and held Company General Meeting (or any adjournment or postponement thereof), the Company Resolutions are voted upon but not passed by the Company Shareholders;

(iv)           the Company Board shall have effected a Change of Company Recommendation or the Company shall have, within ten (10) Business Days after the public announcement of a Competing Proposal, failed to reaffirm (publicly, if requested by AMEC) the Company Recommendation (it being agreed and understood that communications of the kind described in the final sentence of clause 6.2 shall not trigger the termination right contemplated by this clause 15.1(c)(iv));

(v)              AMEC fails to consummate the Offer in accordance with clause 1.10 upon satisfaction or waiver of the Conditions;

(vi)           any Competing Proposal becomes or is declared wholly unconditional or is completed; or

(vii)        an AMEC Material Adverse Effect has occurred;

(d)                                 upon service of a written termination by either party on the other if prior to the Expiration Time:

(i)                  (A) either AMEC or the Company (the relevant party, the “Breaching Party”) has breached or failed to perform any of its covenants or agreements contained in this Agreement, in any case, such that such breach or failure to perform would cause a Condition not to be satisfied; (B) the non-breaching party shall have delivered to the Breaching Party written notice of such breach or failure to perform; and (C) either such breach or failure to perform is not capable of cure (which cure would permit the satisfaction of such Condition) or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Breaching Party and such breach or failure to perform shall not have been cured; provided, however, that the non-breaching party shall not be permitted to terminate this Agreement pursuant to this clause 15.1(d)(i) if the non-breaching party is then in breach or has failed to perform any of its covenants or agreements contained in this Agreement, in any case, such that a Condition would not be satisfied;

(ii)               any Condition which is incapable of waiver is incapable of satisfaction;

(iii)            any Condition which has not been waived, is incapable of satisfaction and that, notwithstanding that AMEC has the right to waive such Condition, it notifies the Company in writing that it will not do so;

(iv)           the Conditions have not been satisfied (or, to the extent permitted, waived) by the Longstop Date; or

(v)              if any court of competent jurisdiction or other applicable Governmental Authority has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the terms of this clause 15.1(d)(v) will not be available to any party (x) where such party’s actions or omissions (whether in breach of this Agreement or otherwise) caused any such order, decree, ruling or action or (y) unless such party will have used all reasonable endeavours to oppose any such order, decree, ruling or other action or to have the same vacated or made inapplicable to the Offer;

provided, however, that the rights of termination under clauses 15.1(d)(i) to 15.1(d)(iv) (inclusive) shall not be available to a party whose material breach of this Agreement has been the cause of, or otherwise resulted in, such Condition having become incapable of satisfaction, or, not having been satisfied, by the Longstop Date.

15.2                        If this Agreement is terminated pursuant to clause 15.1 above, this Agreement, except for the provisions of this clause 15 and clauses 12, 16, 17, 18, 19, 20 (including, for the avoidance of doubt, such clauses referenced in clause 20.6 as surviving termination of this Agreement) and 21 and Schedule 1, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders; provided, however, that the termination of this Agreement shall be without prejudice to, and shall not affect, any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the rights provided for under clause 20.3.

15.3                        Save as expressly provided in this Agreement, neither party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after the Offer Closing Date).  This shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

16.                               COST REIMBURSEMENT

16.1                        The parties agree that the Cost Reimbursement will become payable in the circumstances set out in clauses 16.2 and 16.3. The applicable fixed compensation sum shall represent a lump sum payment for the purpose of compensating the relevant party for certain internal expenditures and external costs incurred in connection with the preparation for and in consideration of the realisation of the Acquisition, and is not intended in any way whatsoever to coerce a party into completing the Acquisition.

16.2                        The Company undertakes that it will, upon written demand by AMEC, pay to AMEC the Cost Reimbursement in the event:

(a)                                 that this Agreement is terminated pursuant to clauses 15.1(b)(i), 15.1(b)(ii) or 15.1(c)(iv) provided that an AMEC Material Adverse Effect has not occurred prior to such termination;

(b)                                 that this Agreement is terminated pursuant to clauses 15.1(b)(v), or 15.1(c)(vi); or

(c)                                  (i) a Competing Proposal is announced after the date hereof, (ii) thereafter, this Agreement is terminated by either AMEC or the Company pursuant to clause 15 (other than termination (A) by the Company pursuant to clauses 15.1(c)(i), 15.1(c)(ii), 15.1(c)(v) or 15.1(c)(vii) (B) by the Company pursuant to clause 15.1(d)(i) or (C) either party pursuant to 15.1(d)(ii), 15.1(d)(iii) or 15.1(d)(iv) in respect of Conditions 1, 2, 9, 10 or 11); and (iii) within nine (9) months of such termination, the Company or any of its subsidiaries executes an alternative acquisition agreement with respect to, or consummates, approves or recommends to the Company Shareholders to accept, any such Competing Proposal made after the date of this Agreement and prior to the date of the termination of this Agreement.

16.3                        AMEC undertakes that it will, upon written demand by the Company, pay to the Company the Cost Reimbursement in the event that this Agreement is terminated:

(a)                                 pursuant to clauses 15.1(c)(i) or 15.1(c)(v), provided that a Company Material Adverse Effect has not occurred prior to such termination; or

(b)                                 pursuant to clauses 15.1(d)(ii), 15.1(d)(iii) or clause 15.1(d)(iv), in each case, in circumstances where Condition 2 has not been satisfied (or waived), provided that a Company Material Adverse Effect has not occurred prior to such termination.

16.4                        The applicable party shall pay the Cost Reimbursement by no later than three (3) Business Days after the date of the written demand that causes it to become payable pursuant to clause 16.2 or 16.3 (as applicable).

16.5                        All sums payable under this clause 16 shall be paid in the form of an electronic funds transfer for same day value to such bank account as may be notified by the party entitled to receive such sums in writing to the party responsible for payment and shall be paid in full free from any deduction or withholding whatsoever (save only as may be required by applicable Laws) and without regard to any lien, right of set-off, counterclaim or otherwise.

16.6                        The parties anticipate, and shall use all reasonable endeavours to procure, that the Cost Reimbursement is not and will not be treated as consideration for a taxable supply for VAT purposes. If, however, the Cost Reimbursement is determined by any Tax authority to be consideration in whole or part for a taxable supply for VAT purposes, and VAT is chargeable thereon, then:

(a)                                 if the Cost Reimbursement is determined by a relevant Tax authority to be consideration for a taxable supply in respect of which the recipient of the Cost Reimbursement (the “Payee”) or the representative member of any VAT group of which the Payee is a member for VAT purposes is liable to account for VAT, then:

(i)                  if and to the extent that such VAT is not recoverable by the payer of the Cost Reimbursement (the “Payer”) or the representative member of any VAT group of which the Payer is a member for VAT purposes (the “Payer Representative Member”) by repayment, credit, deduction or refund, the Payer and Payer Representative Member having used all reasonable endeavours to recover such VAT no additional amount shall be paid in respect of VAT and the Cost Reimbursement shall be VAT inclusive to that extent; and/or

(ii)               if and to the extent that such VAT is recoverable by the Payer or the Payer Representative Member by repayment, credit, deduction or refund (whether under domestic rules, Council Directives 2008/9/EC or 86/560/EEC or otherwise), the amount of the Cost Reimbursement shall be increased to the extent necessary to take account of such recoverable VAT; and

(b)                                 if under a reverse charge mechanism the Cost Reimbursement is determined by a relevant Tax authority to be consideration for a taxable supply in respect of which the Payer or the Payer Representative Member is liable to account for VAT then, to the extent that any VAT chargeable on the supply is not recoverable by the Payer or the Payer Representative Member by repayment, credit, deduction or refund, the Payer and Payer Representative Member having used all reasonable endeavours to recover such VAT, the amount of the Cost Reimbursement shall be reduced to the extent necessary to take account of any such irrecoverable VAT;

such that after making any such adjustments the aggregate of (i) the total amount of the Cost Reimbursement paid to the Payee (including any amount in respect of VAT), plus (ii) any irrecoverable VAT incurred under a reverse charge mechanism (together with any related interest or penalties in respect of such reverse charge VAT but excluding any interest or penalties arising as a result of the unreasonable delay or default of the Payer or relating to any period after the Payee has accounted to the Payer for any reduction in the Cost Reimbursement pursuant to this clause), less (iii) any repayment, credit, deduction or refund obtained as referred to in clause 16.6(a)(ii), shall be equal to the amount that the Cost Reimbursement would have been in the absence of any such VAT.

16.7                        Such adjusting payment or payments as may be required between the parties to give effect to clause 16.6 above shall be made five (5) Business Days after the date on which the determination by the relevant Tax authority which results in such payment being required has been communicated to the party required to make the payment (together with such evidence of it as is reasonable in the circumstances to provide and, where clause 16.6(a) applies, together with the provision of a valid VAT invoice) or, if later, (in the case of clause 16.6(a)(ii)) five (5) Business Days after the VAT is recovered or (in the case of clause 16.6(b)) five (5) Business Days before the VAT is required to be accounted for.

16.8                        Notwithstanding anything in this Agreement to the contrary, in the event that a party (the “Notifying Party”) notifies the other party (the “Receiving Party”) that it wishes to receive the Cost Reimbursement pursuant to and in accordance with clause 16.2 or 16.3 (as applicable) and the Receiving Party duly discharges said amount pursuant to clauses 16.4 and 16.5, the Cost Reimbursement shall constitute the sole and exclusive remedy of the Notifying Party, with respect to any and all claims against the Receiving Party, as the case may be, of whatever nature and whenever arising, relating to or arising out of this Agreement, the Offer or the Acquisition. Nothing in this clause 16.8 shall limit or exclude any liability for fraud or fraudulent misrepresentation. In no event shall a party be required to pay the Cost Reimbursement on more than one occasion.

17.                               FEES AND EXPENSES

Subject to clauses 1.11, 5.3, 5.8 and 16 and without prejudice to its other rights pursuant to this Agreement (or in relation to a breach by either party of the terms of this Agreement), each party shall pay its own costs and expenses in connection with or incidental to the Acquisition.

18.                               PUBLIC DISCLOSURE

Without prejudice to the other provisions of this Agreement, AMEC (and its affiliates) and the Company (and its affiliates) will consult with each other and agree on the desirability, timing and substance of any press release, public announcement, publicity statement or other disclosure relating to the Acquisition and, subject to applicable Laws, stock exchange rules and the requirements of any Governmental Authority, neither AMEC (or its affiliates) nor the Company (or its affiliates) will make any public disclosures without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed) as to the timing of such disclosure, extent of distribution and form and substance thereof.

19.                               NOTICES

All notices, requests, claims, demands and other communications hereunder shall be in writing in English and shall be delivered by hand, fax, email, registered post or courier using an internationally recognised courier company. A notice, request, claim, demand or other communication shall be effective upon receipt and shall be deemed to have been received (a) at the time of delivery, if delivered by hand, registered post or courier or (b) at the time of transmission if delivered by fax or email provided that, in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day. The addresses of the parties for the purpose of this clause 19 are:

if to AMEC:

AMEC plc

4th Floor

Old Change House

128 Queen Victoria Street

London, EC4V 4BJ

Fax: +44 20 7429 7550

Email: notices@amec.com

For the attention of: Alison Yapp

with a copy (which shall not constitute notice) to:

Linklaters LLP

One Silk Street

London, EC2Y 8HQ

Fax: +44 20 7456 2222

Email: aedamar.comiskey@linklaters.com and shane.griffin@linklaters.com

For the attention of: Aedamar Comiskey and Shane Griffin

and:

Linklaters LLP

1345 Avenue of the Americas

New York, NY, 10105

Fax: +1 212 903 9100

Email: scott.sonnenblick@linklaters.com and peter.cohen-millstein@linklaters.com

For the attention of: Scott I. Sonnenblick and Peter Cohen-Millstein if to the Company:

Foster Wheeler AG
Shinfield Park
Reading
Berkshire
RG2 9FW
Email: michelle_davies@fwuk.fwc.com

For the attention of: Michelle Davies

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London, EC4Y 1HS

Fax: +44 20 7108 7552 and +44 20 7108 7263

Email: simon.marchant@freshfields.com

For the attention of: Simon Marchant

and:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY, 10022

Fax: +1 (646) 521-5637

Email: matthew.herman@freshfields.com

For the attention of: Matthew F. Herman

or such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

20.                               MISCELLANEOUS

20.1                        This Agreement constitutes the entire agreement between the parties relating to the Acquisition and supersedes any previous agreement whether written or oral between the parties in relation to the Acquisition, except that (a) the confidentiality provisions in the Confidentiality Agreement shall remain in full force and effect in accordance with the terms of such agreement, (b) clause 7.2 of the Confidentiality Agreement (as it relates to customers, suppliers, contractors and sub-contractors) shall remain in full force and effect until the Offer Closing Date and (c) clauses 9 and 10 of the Confidentiality Agreement shall remain in full force and effect until the commencement of the Offer by AMEC as contemplated by clause 1.6. The parties agree that the non-solicitation agreement entered into between the parties on 12 January 2014 shall terminate and have no further effect upon the signing of this Agreement.

20.2                        Each of the Company and AMEC acknowledge that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement. AMEC agrees and undertakes to the Company (the Company contracting for itself and on behalf of each other Company Relevant Persons) that neither it nor any other member of the AMEC Group shall have any right of action against, and will waive and shall not make any claim against, the Company and/or any other Company Relevant Person arising out of or in connection with any pre-contractual statement except for a claim against the Company to the extent that such pre-contractual statement is repeated in this Agreement. Except for any liability in respect of a breach by a party of this Agreement, no Company Relevant Person shall owe any duty of care or have any liability in tort or otherwise to any member of the AMEC Group or any of their respective employees, directors, officers, agents or advisers. Without prejudice to the Company’s obligations under clauses 3.2 and 3.4, no Company Relevant Person shall have any personal liability to any member of the AMEC Group in relation to any statements made or information provided pursuant to clauses 3.2 and 3.4. The Company agrees and undertakes to AMEC (AMEC contracting for itself and on behalf of each other AMEC Relevant Person) that neither it nor any other member of the Company Group shall have any right of action against, and will waive and shall not make any claim against, AMEC and/or any other AMEC Relevant Persons arising out of or in connection with any pre-contractual statement except for a claim against AMEC to the extent that such pre-contractual statement is repeated in this Agreement. Except for any liability in respect of a breach by a party of this Agreement, no AMEC Relevant Person shall owe any duty of care or have any liability in tort or otherwise to any member of the Company Group or any of their respective employees, directors, officers, agents or advisers.  In accordance with clause 20.6, the provisions of this clause 20.2 may be relied upon and enforced by each Company Relevant Person.  For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, or information or data provided, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.  Nothing in this clause 20.2 shall exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

20.3                        Subject to clause 16.8 and without prejudice to any other rights and remedies which either party may have; (a) each party acknowledges and agrees that damages would not be an adequate remedy for any breach by either party of the provisions of this Agreement (including in particular clause 13) and either party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and neither party shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this Agreement by any party and no proof of special damages will be necessary for the enforcement by any party of the rights under this Agreement; and (b) the remedies available to either party pursuant to this clause 20.3 shall be cumulative and in addition to any other remedy to which that party is otherwise entitled under this Agreement, at law or in equity, and the election by either party to pursue an injunction, specific performance or other equitable relief (including damages in the event the other party opposes the granting of an injunction, specific performance or other equitable relief) shall not restrict, impair or otherwise limit that party from terminating this Agreement, nor shall such election restrict, impair or otherwise limit that party from seeking damages.

20.4                        No failure or delay by a party in exercising any right or remedy provided by Law or under this Agreement or any Acquisition Document shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

20.5                        Neither of the parties to this Agreement may (or purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other party.

20.6                        The agreements and obligations of AMEC and members of the Company Group under clauses 5.6, 5.9, 10 and 20.2 shall survive the consummation of the Offer and the Acquisition and (in respect of clauses 5.6, 5.9 and 20.2) termination of this Agreement, are intended to be for the benefit of, and will be enforceable by each D&O Indemnified Party, Company Director and Company Relevant Person to which such clauses apply and each of their respective heirs and legal representatives and shall not (on or following the Offer Closing Date) be terminated, amended or modified in such a manner as to adversely affect any of such persons to whom those clauses apply without the consent of such affected person (it being expressly agreed that the D&O Indemnified Parties, Company Directors and the Company Relevant Persons shall be third party beneficiaries of clauses 5.6, 5.9, 10, and 20.2 (as applicable), each of whom may enforce those provisions by reason of the Contracts (Rights of Third Parties) Act 1999).  AMEC shall pay all reasonable expenses, including reasonable attorney’s fees and costs of investigation that may be incurred by any D&O Indemnified Party, Company Director or Company Relevant Person in enforcing AMEC’s agreements and obligations set forth in clauses 5.6, 5.9, 10 and 20.2. Except as provided in the foregoing provisions of this clause 20.6, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

20.7                        Except as otherwise expressly provided, time is of the essence of this Agreement.

20.8                        This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.  Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.

20.9                        If any provision of this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, but would be valid and enforceable if deleted in whole or in part or reduced in application, such provision shall apply with such deletion or modification as may be necessary to make it valid and enforceable but the enforceability of the remainder of this Agreement shall not be affected.

20.10                 Subject to clause 20.6, this Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

20.11                 For the avoidance of doubt nothing in this Agreement shall be taken to imply that the fiduciary duties of the Company Board shall be determined otherwise than in accordance with the applicable provisions of Swiss law (including the Swiss Code of Obligations).

21.                               GOVERNING LAW AND JURISDICTION

21.1                        With the exception of 21.2, this Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

21.2                        Clauses 16.1, 16.2 and 16.3 and the definitions of “Company Material Adverse Effect” and “AMEC Material Adverse Effect” as set forth in Schedule 1 and any determination or dispute as to whether there has been or would be a “Company Material Adverse Effect” or an “AMEC Material Adverse Effect” for the purposes of any provision of this Agreement (but not, for the avoidance of doubt, any matters related to any other materiality or similar qualifier (which matters shall, for the avoidance of doubt, be governed by English law in accordance with clause 21.1)) shall be governed by, and interpreted in accordance with, the law of the State of Delaware without regard to the conflict of laws principles thereof. The Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, any state or federal court in the State of Delaware, shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this clause 21.2 or the matters referred to herein and clause 21.3 shall not apply to this clause 21.2.  For the purposes of this clause 21.2 only, each party irrevocably submits to the jurisdiction of the Courts of the State of Delaware and waives any objection to the exercise of such jurisdiction. For the purposes of any disputes governed by this clause 21.2 (and only those such disputes) each party agrees that service of process with respect to any such dispute may be made by delivery of such process in the manner described in clause 19.

21.3                        Except as expressly provided otherwise in this Agreement, the English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement, including disputes arising out of or in connection with: (a) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (b) any non-contractual obligations arising out of or in connection with this Agreement.  For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

SCHEDULE 1
DEFINITIONS AND INTERPRETATION

1.                                      In this Agreement (including the Recitals, Schedules and Appendices), the following terms and expressions shall have the following meanings unless stated otherwise:

“Acceptable Confidentiality Agreement” means one or more confidentiality agreements that are on terms (in the aggregate) that are no less favourable in the good faith judgement of the Company to the Company than those set out in the Confidentiality Agreement, it being agreed and understood that any such confidentiality agreement shall not be required to prohibit the making or amendment of any Competing Proposal;

“Acceptance Fraction” means the fraction, expressed as a percentage, equal to (x) the total number of Company Shares accepted by AMEC in the Offer over (y) the total issued and to be issued Company Shares immediately prior to the Offer;

“Acquisition” means the proposed acquisition of the entire issued and to be issued share capital of the Company by AMEC by way of the Offer and, if applicable, the Squeeze-Out Merger;

“Acquisition Documents” means the AMEC Circular, the AMEC Prospectus, the Offer Documents, the Registration Statements, Preliminary Prospectus, the final prospectus to be filed pursuant to clause 1.4, the Schedule 14D-9, the Company Proxy Statement, if applicable, the Squeeze-Out Documents, and any supplemental document, circular or announcement required to be published and/or submitted to any Governmental Authority in connection with the Acquisition; provided, however, for the avoidance of doubt, that any filings made to a Governmental Authority with respect to Antitrust Clearances shall not constitute Acquisition Documents;

“Additional Antitrust Clearances” means the clearances from any national or supranational antitrust or merger control authority listed in Appendix 3 and the clearances from any other national or supranational antitrust or merger control authority that asserts jurisdiction to review the Acquisition or its implementation;

“Additional Entitlement” has the meaning given to it in clause 1.10(b);

“Additional Foster Wheeler Dividend” has the meaning given to it in clause 1.10(b);

“Admission Standards” means the rules issued by the LSE in relation to the admission trading of, and continuing requirements for, securities admitted to trading on the LSE’s main market for listed securities;

“ADSs” means the American Depositary Shares of AMEC, with each American Depositary Share representing one (1) AMEC Share;

“Agreed Form” means, in relation to a document, the form of that document which is initialled for the purpose of identification by or on behalf of AMEC and the Company (in each case with such amendments as may be agreed in writing by them or on their behalf);

“Agreement” has the meaning given to it in the recitals of this Agreement;

“AMEC” has the meaning given to it in the preamble of this Agreement;

“AMEC Audit Committee” has the meaning given to it in clause 2.4(c) of Schedule 4;

“AMEC Award” means an award to acquire AMEC Shares granted under the AMEC Employee Share Plans;

“AMEC Board” means the board of directors of AMEC from time to time;

“AMEC Circular” means any shareholder circular of AMEC in relation to the Acquisition prepared in accordance with the Listing Rules containing, among other things, notice of an AMEC General Meeting and the AMEC Recommendation, which is currently intended to be combined with the AMEC Prospectus;

“AMEC Data Room” means the data room comprising the documents and information relating to the AMEC Group and its business made available by AMEC and operated by Merrill Datasite as at the date of this Agreement as contained in the Agreed Form CD-ROM;

“AMEC Directors” means the directors of AMEC from time to time;

“AMEC Employee Share Plans” means the employee share plans operated by AMEC, being the AMEC Savings—Related Option Schemes, the AMEC Performance Share Plan and the AMEC Restricted Share Plan;

“AMEC General Meeting” means a general meeting of the AMEC Shareholders to be convened by the AMEC Board in accordance with the terms of this Agreement for the purposes of considering the AMEC Resolution;

“AMEC Information” means information relating to AMEC, the AMEC Group, the AMEC Directors, associates of AMEC or persons acting in concert with AMEC;

“AMEC Management Sessions” means the management due diligence sessions held by AMEC on 11 January 2014, 28 January 2014, 30 January 2014, 31 January 2014, 4 February 2014, 5 February 2014, 6 February 2014, 7 February 2014, 11 February 2014;

“AMEC Material Adverse Effect” means any change, effect, event, fact, variation, circumstance or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of AMEC and its subsidiaries taken as a whole; provided that none of the following shall constitute, shall be considered or shall otherwise be taken into account in determining whether there has occurred, and no change, effect, event, fact, variation, circumstance or development resulting from or arising out of any of the following shall constitute, an AMEC Material Adverse Effect:  (i) general economic conditions (or changes in the economy generally) or conditions (or changes in such conditions) in the financial, equity or credit markets (including changes in prevailing interest or currency exchange rates), or changes affecting the availability or cost of financing; (ii) national or international social or political conditions (or changes in such conditions) or the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism; including any civil unrest or other hostilities; (iii) conditions (or changes in such conditions) generally affecting the industries in which AMEC and its subsidiaries operate; (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, cyclones, polar vortexes, mudslides, wild fires or other natural disasters, weather conditions, acts of God and other force majeure events; (v) changes in IFRS or other accounting standards, principles or interpretations, or any change in Law (or the interpretation thereof); (vi) the transactions contemplated by this Agreement, including the public announcement thereof;  (vii) actions (X) required, permitted or consented to by the Company under or in connection with this Agreement, (Y) taken or not taken at the request of the Company or (Z) taken by the Company after the date of this Agreement; (viii) any failure by AMEC to meet estimates of revenues, earnings or other financial projections (except that this clause (viii) shall not preclude the Company from asserting that the underlying cause of failure by AMEC to meet such internal estimates constitutes an AMEC Material Adverse Effect); or (ix) any fact, matter, event or circumstance fairly disclosed in the AMEC Reports. the AMEC Management Sessions or the AMEC Data Room; provided further that in the case of clauses (i) through (v) inclusive, where such change, effect, event, fact, variation, circumstance or development disproportionately impacts AMEC and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which AMEC and its subsidiaries operate, the incremental disproportionate impact shall be taken into account in the determination of an AMEC Material Adverse Effect hereunder;

“AMEC Option” means an option to purchase AMEC Shares granted under the AMEC Employee Share Plans;

“AMEC Prospectus” means the prospectus, including any supplementary prospectus, to be published by AMEC in connection with the AMEC Shares to be issued pursuant to the Offer, which is currently intended to be combined with the AMEC Circular;

“AMEC Recommendation” has the meaning given to it in clause 6.3;

“AMEC Relevant Person” means each member of the AMEC Group (including AMEC) and each of their respective employees, directors, officers, advisers and agents;

“AMEC Reports” has the meaning given to it in clause 2.4(a) of Schedule 4;

“AMEC Resolution” means any resolution or resolutions of the AMEC Shareholders to approve the Acquisition as may be required for the purposes of the Listing Rules and as may be required by applicable Laws or regulation to issue the AMEC Shares and the AMEC Shares underlying the ADSs, including, without limitation, to increase the existing authority of the AMEC Directors to allot AMEC Shares;

“AMEC Savings-Related Option Schemes” means the AMEC International Savings-Related Share Option Scheme and the AMEC Savings-Related Share Option Scheme;

“AMEC Shareholder Approval” has the meaning given to it in clause 2.3(a) of Schedule 4;

“AMEC Shareholders” means holders of shares in the capital of AMEC;

“AMEC Shares” means the ordinary shares of AMEC, par value £0.50 per share;

“Anti-Corruption Law” means (a) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 (“OECD Convention”), (b) the FCPA, (c) the Bribery Act 2010, (d) any other applicable Laws (including any (1) statute, ordinance, rule or regulation; (2) order of any court, tribunal or any other judicial body; and (3) rule, regulation, guideline or order of any public body, or any other administrative requirement) which (x) prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or (y) is broadly equivalent to the FCPA and/or the above United Kingdom Laws or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption or (e) any applicable Laws relating to economic or trade sanctions, including the Laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar Laws or regulations in other jurisdictions;

“Antitrust Clearances” means all consents, clearances, permissions and waivers (and all filings and the expiry of all waiting periods) agreed by the parties in writing, from or under the Laws, regulations or practices applied by any Relevant Antitrust Authority (listed in Appendix 2) in connection with the implementation of the Acquisition, in each case as are set out or referred to in Condition 2;

“Applicable Date” has the meaning given to it in clause 1.4(a) of Schedule 4;

“Bankruptcy and Equity Exception” has the meaning given to it in clause 1.3 of Schedule 4;

“Benefit Plan” means all benefit and compensation plans, Contracts, commitments, practice, policies and arrangements covering current or former directors, officers, employees or independent contractors of the Company and its subsidiaries (and/or their respective beneficiaries or dependents), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the ERISA, and employment, consulting, retention, retirement, post-retirement, pension, Tax gross-up, fringe benefit, relocation, vacation benefit, personal time-off, change in control, severance, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive or bonus plans, Contracts, commitments, practice, policies and arrangements;

“Bonus Schemes” means any Company Group bonus schemes which apply to Company Group Employees and which are in force as at the date of this Agreement and which have been disclosed to AMEC prior to the date of this Agreement;

“Bonus Year” has the meaning given to it in clause 9.4;

“Breaching Party” has the meaning given to it in clause 15.1(d)(i);

“Business Day” means a day (other than a Saturday or Sunday) on which banks in the City of London, New York City and Zurich are generally open for business;

“Cash Consideration” has the meaning given to it in clause 1.3(a) but subject to any increase in accordance with clause 1.10(b);

“Cash Consideration Designated Shares” has the meaning given to it in clause 1.3(b)(ii)(B);

“Cash Election” has the meaning given to it in clause 1.3(a);

“Cash Election Shares” has the meaning given to it in clause 1.3(a);

“CFIUS Approval” means the receipt of a written notice from CFIUS that it has concluded action under Section 721 of the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended, or, in the alternative, that the President of the United States shall have determined to take no action with respect to the transactions contemplated by this Agreement, including any action to prohibit, suspend or otherwise prevent such transactions;

“Change of AMEC Recommendation” means the AMEC Recommendation is not given or having been given is withdrawn, withheld, modified or amended, or AMEC publicly proposes to withdraw, withhold, modify or amend the AMEC Recommendation in each case in a manner adverse to the Company or the Acquisition;

“Change of Company Recommendation” means (a) the Company Recommendation is not given or having been given is withdrawn, withheld, modified or amended, or the Company publicly proposes to withdraw, withhold, modify or amend the Company Recommendation in each case in a manner adverse to AMEC or the Acquisition, or (b) the Company approves, recommends or publicly proposes to recommend, any Competing Proposal; provided that, for the avoidance of doubt, it is agreed and understood that any “stop, look and listen” or similar commitments of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not constitute a Change of Company Recommendation under this Agreement;

“Charter Documents” means, as to any entity, the articles of association, bylaws and other governing documents and charter documents of such entity;

“Clearances” means all consents, clearances, permissions and waivers (and all filings and the expiry of all waiting periods) as may be agreed by the parties in writing, from or under the Laws, regulations or practices applied by any Governmental Authority in connection with the implementation of the Acquisition (including the CFIUS Approval), in each case, other than the Antitrust Clearances or the Additional Antitrust Clearances;

“Code” has the meaning given to it in the preamble of this Agreement;

“Company” has the meaning given to it in the preamble of this Agreement;

“Company Audit Committee” has the meaning given to it in clause 1.4(c) of Schedule 4;

“Company Awards” means the Options, RSUs and PRSUs granted pursuant to the Company Omnibus Plan;

“Company Board” means the board of directors of the Company from time to time;

“Company Data Room” means the data room comprising the documents and information relating to the Company Group and its business made available by the Company and operated by IntraLinks, Inc. as at the date of this Agreement as contained in the Agreed Form CD-ROM;

“Company Directors” means the directors of the Company from time to time;

“Company Financial Advisers” means Goldman, Sachs & Co. and J.P. Morgan Securities LLC;

“Company General Meeting” means the general meeting of the Company Shareholders to be convened by the Company Board in accordance with the terms of this Agreement to vote on the Company Resolutions;

“Company General Meeting Invitation” means the invitation to be sent to the Company Shareholders by the Company Board to convene the Company General Meeting, which shall contain the Company Resolutions and motions of the Company Board unconditionally proposing and supporting such Company Resolutions;

“Company Group Employee” means a director, officer or employee of the Company or the Company Group at the date of this Agreement;

“Company Information” means information relating to the Company, the Company Group, the Company Directors, associates of the Company or persons acting in concert with the Company;

“Company Management Sessions” means the management due diligence sessions held by the Company on 24 September 2013, 25 September 2013, 26 September 2013, 30 September 2013, 15 October 2013, 11 January 2014, 28 January 2014, 30 January 2014, 31 January 2014, 4 February 2014, 5 February 2014 and 7 February 2014;

“Company Material Adverse Effect” means any change, effect, event, fact, variation, circumstance or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole; provided that none of the following shall constitute, shall be considered or shall otherwise be taken into account in determining whether there has occurred, and no change, effect, event, fact, variation, circumstance or development resulting from or arising out of any of the following shall constitute, a Company Material Adverse Effect: (i) general economic conditions (or changes in the economy generally) or conditions (or changes in such conditions) in the financial, equity or credit markets (including changes in prevailing interest or currency exchange rates), or changes affecting the availability or cost of financing; (ii) national or international social or political conditions (or changes in such conditions) or the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism; including any civil unrest or other hostilities; (iii) conditions (or changes in such conditions) generally affecting the industries in which the Company and its subsidiaries operate; (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, cyclones, polar vortexes, mudslides, wild fires or other natural disasters, weather conditions, acts of God and other force majeure events; (v) changes in US GAAP or other accounting standards, principles or interpretations, or any change in Law (or the interpretation thereof); (vi) the transactions contemplated by this Agreement, including the public announcement thereof; or (vii) actions (X) required, permitted or consented to by AMEC under or in connection with this Agreement, (Y) taken or not taken at the request of AMEC or (Z) taken by AMEC after the date of this Agreement; (viii) any failure by the Company to meet estimates of revenues, earnings or other financial projections (except that this clause (viii) shall not preclude AMEC from asserting that the underlying cause of failure by the Company to meet such internal estimates constitutes a Company Material Adverse Effect); or (ix) any fact, matter, event or circumstance fairly disclosed in the Company Reports, the Company Management Sessions or the Company Data Room; provided further that in the case of clauses (i) through (v) inclusive, where such change, effect, event, fact, variation, circumstance or development disproportionately impacts the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its subsidiaries operate, the incremental disproportionate impact shall be taken into account in the determination of a Company Material Adverse Effect hereunder;

“Company Omnibus Plan” means the Foster Wheeler AG Omnibus Incentive Plan as amended from time to time;

“Company Proxy Statement” means the proxy statement, together with any amendments or supplements thereto, which shall include the Company General Meeting Invitation and related documents, to be sent to the Company Shareholders in connection with the Company General Meeting;

“Company Recommendation” has the meaning given to it in clause 6.1;

“Company Relevant Person” means each member of the Company Group (including the Company) and each of their respective employees, directors, officers, advisers and agents;

“Company Reports” has the meaning given to it in clause 1.4(a) of Schedule 4;

“Company Representatives” has the meaning given to it in clause 11.1(a);

“Company Resolutions” means resolutions by the Company Shareholders (a) approving, either unconditionally or conditionally upon satisfaction or waiver of all Conditions but for Condition 5, amendments to the Company’s articles of association to remove, the transfer restrictions according to article 8 para. 5 and the voting limitations according to article 16 para. 3 and, in each case, related provisions of the articles of association of the Company, and resolving to file such amendments for registration with the competent commercial register in accordance with clause 5.5(e); and (b) electing the New Company Board Members, subject only to, and with effect from, the Offer Closing;

“Company Shareholder Approval” has the meaning given to it in clause 1.3 of Schedule 4;

“Company Shareholders” means the holders of Company Shares;

“Company Shares” means the registered shares with a par value of CHF 3.00 each in the capital of the Company;

“Competing Proposal” means any written proposal or offer made by any person other than AMEC and the members of its Group, and its and their affiliates, relating to any (a) acquisition of assets of the Company or its subsidiaries (including any equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20 per cent. or more of the Company’s consolidated assets or to which 20 per cent. or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) acquisition of 20 per cent. or more of the equity interests of the Company (by vote or value), (c) tender offer or exchange offer that if consummated would result in any person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20 per cent. or more of the equity interests of the Company (by vote or value), (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its subsidiaries, pursuant to which such person would own 20 per cent. or more of the equity interests (by vote or value), consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company;

“Conditions” means the conditions set out in Schedule 5 and references to a Condition bearing a number shall mean the Condition bearing such number as set out in Schedule 5;

“Confidentiality Agreement” has the meaning given to it in clause 12;

“Contract” means any agreement, lease, licence, contract, note, mortgage, indenture arrangement not terminable by the other party thereto on ninety (90) days’ or less notice;

“Cost Reimbursement” means a fixed compensation sum in the amount of £32,500,000, subject to adjustment pursuant to clauses 16.6;

“CP Confirmation Letter” has the meaning given to it in clause 13.1(c);

“Current D&O Cover” has the meaning given to it in clause 10.3;

“D&O Coverage Period” means a period of ten (10) years from the Offer Closing Date;

“D&O Indemnified Party” has the meaning given to it in clause 10.1;

“Drawstop Event” means any event of default or any other circumstances (including any matter which would entitle the other parties to the Financing Document to terminate such agreement) that may prevent AMEC from drawing down or receiving funds under the Financing Document;

“Due Amounts” means such amount in US dollars as is equal to the sum of: (a) the aggregate consideration payable directly or indirectly by AMEC to the Company Shareholders to enable AMEC to directly or indirectly purchase all of the issued and to be issued share capital of the Company pursuant to the Offer (including in relation to any new shares of the Company arising on the exercise of share options); and (b) sums payable to participants in any Company share option schemes pursuant to any relevant offer made to such participants referred to in the Offer Document;

“ERISA” means the US Employee Retirement Income Security Act of 1974 as amended (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder;

“EUMR” means the Council Regulation No 139/2004 of 20 January 2004 on the control of concentrations between undertakings, as amended;

“Excess ADSs” has the meaning given to it in clause 1.11;

“Excess AMEC Shares” has the meaning given to it in clause 1.11;

“Exchange Act” means the United States Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder;

“Exchange Agency Agreement “ has the meaning given to it in clause 1.12;

“Exchange Agent” means a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to the parties;

“Expiration Time” has the meaning given to it in clause 2.2;

“FCA” means the UK Financial Conduct Authority;

“FCPA” means the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time;

“Financing Document” means the $2,160,000,000 Credit Facilities Agreement, dated on or about the date of this Agreement, between, amongst others, AMEC and Bank of America Merrill Lynch International Limited;

“Fractional Interests Trust” has the meaning given to it in clause 1.11;

“Governmental Authority” means any federal, state, local, domestic, foreign, national, supranational or multinational court or other government, governmental, trade, regulatory, competition, antitrust or supervisory agency or body or Self-Regulatory Organisation, in each case in any jurisdiction and including the Office of Fair Trading, the European Commission, the SEC, the US Department of Justice, the US Federal Trade Commission and the UK Listing Authority;

“Good Leaver” has the meaning given to it in clause 9.5;

“Good Leaver Bonus” has the meaning given to it in clause 9.5;

“GPG” means the Global Power Group division;

“Group” means, in relation to any person, that person and any companies which are holding companies, subsidiaries or subsidiary undertakings of that person or of any such holding company; provided, however, that in no event shall, prior to the Offer Closing Date, AMEC be deemed to be a member of the Company Group or the Company be deemed to be a member of the AMEC Group;

“holding company” shall have the meaning ascribed to it in section 1159 of the Companies Act 2006;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“IFRS” means the International Financial Reporting Standards declared mandatory in the European Union by the International Accounting Standards Board;

“Initial Expiration Time” has the meaning given to it in clause 2.1;

“Intellectual Property” means trade marks, service marks, rights in trade names, business names, get-up, patents, rights in inventions, registered and unregistered design rights, copyrights, semiconductor topography rights, database rights, rights in domain names and URLs, and all other similar rights in any part of the world (including in Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Internal Controls” has the meaning given to it in clause 2.4(c) of Schedule 4;

“Key Employment Provisions” has the meaning given to it in clause 9.1;

“Know-how” means industrial and commercial information and techniques, in each case, in any form and not in the public domain, including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree of any Governmental Authority (including, for the avoidance of doubt, in relation to directors’ fiduciary duties);

“Listing Rules” means the rules and regulations made by the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority’s publication of the same name;

“Longstop Date” means 31 October 2014 as the same may be extended pursuant to sub-clause (i) to the proviso to clause 2.2 (save that, in the event that the Conditions have not been satisfied by the Longstop Date due to or as a result of a material breach of the Agreement by AMEC such date shall be extended automatically until such later date as shall be notified in writing by the Company to AMEC);

“LSE” means the London Stock Exchange plc;

“Mandate Agreement” shall mean a mandate agreement in the Agreed Form between any of the Remaining Company Board Members and AMEC to be entered into for the period from the Offer Closing until such Remaining Company Board Member’s resignation or revocation from the Company Board, pursuant to which any such Remaining Company Board Member will, in its capacity as a member of the Company Board, act upon instruction by AMEC only and AMEC agrees to compensate as well as indemnify and hold such Remaining Company Board Member harmless in connection with such Remaining Company Board Member’s acts or omissions as a member of the Company Board in accordance with such mandate agreement on customary terms and conditions;

“Material Adverse Impact” has the meaning given to it in clause 3.3;

“Material Contract” means, except for this Agreement and except for Contracts filed as exhibits to the Company Reports, any Contract to which the Company or its subsidiaries is a party to or bound which:

(a)                                 provides for indemnification by the Company or any of its subsidiaries of any person, except for Contracts entered into in the ordinary course of business; or

(b)                                 (i) purports to limit in any material respect either the type of business in which the Company or its subsidiaries (or, after the Offer Closing Date, AMEC or its subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (ii) would require the disposition of any material assets or line of business of the Company or its subsidiaries or, after the Offer Closing Date, AMEC or its subsidiaries, (iii) grants “most favoured nation” status that, following the Offer Closing Date, would apply to AMEC and its subsidiaries, including the Company and its subsidiaries or (iv) prohibits or limits the right of the Company or any of its subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

“Maximum Premium” has the meaning given to it in clause 10.3;

“MergeCo” has the meaning given to it in clause 4.1;

“Merger Act” means the Swiss Federal Act on Mergers, Demergers, Conversion and Transfer of Assets and Liabilities;

“Minimum Tender Condition” has the meaning given to it in Condition 3 of Schedule 5;

“National Securities Exchange” means the New York Stock Exchange or the NASDAQ Stock Market;

“New Company Board Members” means the individuals to be nominated in writing by AMEC for election at the Company General Meeting;

“No Election Shares” has the meaning given to it in clause 1.3(a);

“Nominee Directors” has the meaning given to it in clause 7.2;

“Notice Period” has the meaning given to it in clause 11.4;

“Notifying Party” has the meaning given to it in clause 16.8;

“Offer” has the meaning given to it in clause 1.2;

“Offer Closing” means the acceptance and payment for Company Shares upon the Expiration Time pursuant to and subject to the Conditions of the Offer;

“Offer Closing Date” means the date upon which the Offer Closing occurs;

“Offer Documents” has the meaning given to it in clause 1.6;

“Offer Price” has the meaning given to it in clause 1.2;

“Offer Securities” means, at the election of a holder of Company Shares, either ADSs or AMEC Shares;

“Official List” means the Official List of the FCA;

“Option” has the meaning given to it in the Company Omnibus Plan;

“party” or “parties” has the meaning given to it in the preamble;

“Payee” has the meaning given to it in clause 16.6(a);

“Payer” has the meaning given to it in clause 16.6(a)(i);

“Payer Representative Member” has the meaning given to it in clause 16.6(a)(i);

“Permitted AMEC Dividend” means (a) any dividend approved by the AMEC Shareholders at the 2014 annual general meeting of AMEC in respect of the financial year ending 31 December 2013 (the amount of such dividend not to exceed 28.5 pence per AMEC Share) and (b) any interim dividend which may be paid by AMEC in respect of the six (6) month period ending 30 June 2014, such dividend to be consistent with past practice including with respect to annual increases;

“Permitted Foster Wheeler Dividend” means (a) a one-time cash dividend of up to $0.40 per Company Share declared and paid by the Company at any time prior to the Offer Closing Date, which dividend shall not be conditioned in any way upon the consummation of the transactions contemplated hereby (including the outcome of the Offer) and (b) any Additional Foster Wheeler Dividend;

“Preliminary Prospectus” has the meaning given to it in clause 1.4;

“Press Announcement” means each of the draft press announcements set out in Schedule 2;

“PRSU” means a performance-related RSU;

“Receiving Party” has the meaning given to it in clause 16.8;

“Registration Statements” has the meaning given to it in clause 1.4;

“Relevant Antitrust Authority” means any national or supranational antitrust or merger control authority that is competent to review the Acquisition or its implementation and listed in Appendix 2;

“Relevant Entities” has the meaning given to it in clause 2.3(b) of Schedule 4;

“Remaining Company Board Members” means such current members of the Company Board (not being less than two in number) as shall be the Nominee Directors pursuant to clause 7.2;

“Remedies” has the meaning given to it in clause 3.3;

“Replacement Awards” has the meaning given to it in clause 8.1(b)(i);

“Resigning Company Board Members” means such current members of the Company Board: as are not Nominee Directors pursuant to clause 7.2;

“RSU” means a Restricted Stock Unit, as defined in the Company Omnibus Plan;

“Sarbanes-Oxley Act” has the meaning given to it in clause 1.4(a) of Schedule 4;

“Schedule 14D-9” has the meaning given to it in clause 1.7;

“Schedule TO” means a Tender Offer Statement on Schedule TO-T with respect to the Offer, together with all amendments, supplements and exhibits thereto, and which shall contain or incorporate by reference the Offer Documents;

“SEC” means the United States Securities and Exchange Commission;

“Second Record Date” has the meaning given to it in clause 1.10(b);

“SEC Registration Condition” has the meaning given to it in Condition 9 of Schedule 5;

“Section 16 Officers” means all officers as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934;

“Securities Act” means the United States Securities Act of 1933 (as amended) and the rules and regulations promulgated thereunder;

“Self-Regulatory Organisation” means any US or non-US commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading or stock exchanges;

“Share Consideration” has the meaning given to it in clause 1.3(a);

“Share Consideration Designated Shares” has the meaning given to it in clause 1.3(b)(i)(B);

“Share Election” has the meaning given to it in clause 1.3(a);

“Share Election Shares” has the meaning given to it in clause 1.3(a);

“Squeeze-Out Documents” means the documents to be prepared for the purposes of the Squeeze-Out Merger in accordance with the Merger Act (in particular but not limited to the merger agreement between the Company and the absorbing entity, the merger report by the board of directors and the report of the auditor) as well as other documents to be despatched to or made available to Company Shareholders who do not accept the Offer;

“Squeeze-Out Merger” has the meaning given to it in clause 4.1;

“Squeeze-Out Offer” has the meaning given to it in clause 4.1;

“Squeeze-Out Prerequisites” has the meaning given to it in clause 4.1;

“Subsequent Offering Period” has the meaning given to it in clause 2.2;

“subsidiary” shall have the meaning ascribed to it in section 1159 of the Companies Act 2006;

“subsidiary undertaking” shall have the meaning ascribed to it in section 1162 of the Companies Act 2006;

“Superior Proposal” means a bona fide Competing Proposal (involving all or substantially all of the consolidated assets of the Company or at least 66 2/3 per cent. of the issued and outstanding Company Shares) made by any person other than AMEC and the members of its Group, and its and their affiliates, that is on terms and conditions which the Company Board determines in good faith having taken appropriate financial and legal advice (taking into account financial, regulatory and any other factors it deems relevant such as price, form of consideration, closing conditions, the ability to finance the proposal and the identity of the person or persons making the proposal and other aspects of the proposal the Company Board deems relevant) to be, if consummated, more favourable than the transactions contemplated hereby to the Company Shareholders from a financial point of view (after taking into account any revisions to the terms of the Offer and the transactions contemplated by this Agreement pursuant to clause 11.4);

“Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, gains, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, social security contribution, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions;

“Timetable” means the timetable for the Acquisition set out in Schedule 3;

“Total Cash Available” means, at any time, the Total Cash Consideration less any Cash Consideration previously paid by AMEC pursuant to clause 1.3;

“Total Cash Consideration” means $1,616,662,240, but subject to any increase in accordance with clause 1.10(b);

“Total Share Elections Available” means, at any time, the Total Share Elections Consideration less any Share Consideration previously paid by AMEC pursuant to clause 1.3;

“Total Share Elections Consideration” means 90,917,043 Offer Securities;

“UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland;

“UK Listing Authority” means the UK Financial Conduct Authority acting in its capacity as the competent authority for listing in the United Kingdom for the purposes of Part VI of the Financial Services and Markets Act 2000;

“UK Listing Condition” has the meaning given to it in Condition 10 of Schedule 5;

“US” or “United States” means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;

“US GAAP “means generally accepted accounting principles as applied in the United States;

“US Listing Condition” has the meaning given to it in Condition 11 of Schedule 5;

“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and outside the European Union any Tax levied by reference to added value, turnover or sales;

“Welfare Benefit Plans” means all plans in respect of life insurance (excluding any pension or retirement benefit schemes), disability insurance and medical insurance that apply to all or any Company Group Employees as at the Offer Closing Date and which have been disclosed or the costs of which have been disclosed to AMEC prior to the date of this Agreement, each a “Welfare Benefit Plan”; and

“Working Hours” means 9.30am to 5.30pm in the relevant location on a Business Day.

2.                                      In this Agreement, unless the context otherwise requires:

(a)                                 references to a “person” include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality) or other entity or group;

(b)                                 headings do not affect the interpretation of this Agreement, the singular shall include the plural and vice versa, and references to one gender include all genders;

(c)                                  references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)                                 references to “USD”, “US$”, “$” or “US dollars” are references to the lawful currency from time to time of the United States;

(e)                                  references to “CHF” are references to the lawful currency from time to time of Switzerland;

(f)                                   except as otherwise expressly stated, references to time are to London time; and

(g)                                  any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3.                                      Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (a) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (b) any enactment which that enactment re-enacts (with or without modification); and (c) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in (a) or (b) above.

4.                                      The Schedules, Recitals and Appendices comprise schedules, recitals and appendices to this Agreement and form part of this Agreement.

SCHEDULE 2

PRESS ANNOUNCEMENT

SCHEDULE 3

TIMETABLE

Stage	Date

File the Registration Statement on Form F-4	As promptly as reasonably practicable following the date of this Agreement.

File the Schedule TO and Schedule 14D-9 with the SEC	As promptly as reasonably practicable following the date of effectiveness of the Registration Statement on Form F-4.

File the Form CO with the European Commission

File first draft of the Form CO with the European Commission as promptly as reasonably practicable following the date of this Agreement and in any event no later than six (6) weeks following the date of this Agreement.

Formal notification of the Form CO the next three (3) Business Days after the case team confirms the adequacy of the draft notification.

File the HSR form with the relevant US Antitrust Authority	As promptly as reasonably practicable following the date of this Agreement and in any event no later than 20 Business Days following the date of this Agreement.

File the required respective notifications in Canada, Russia, South Africa, South Korea, Turkey, Ukraine, Mexico

As promptly as reasonably practicable following the date of this Agreement and in any event no later than 35 business days following the date of this Agreement in the case of South Africa and two (2) months in the case of the other jurisdictions.

Post AMEC Circular, AMEC Prospectus, Company Proxy Statement, Preliminary Prospectus	As promptly as reasonably practicable following effectiveness of the Registration Statement on Form F-4

AMEC General Meeting	As soon as reasonably practicable following posting of the AMEC Circular

Company General Meeting	As soon as reasonably practicable following posting of the Company Proxy Statement

SCHEDULE 4

WARRANTIES

1.                                      WARRANTIES OF THE COMPANY

Except as set forth in the Company Reports filed with the SEC on or prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or as fairly disclosed (in whatever form) in the Company Data Room or Company Management Sessions, the Company hereby warrants to AMEC as of the date of this Agreement that:

1.1                               Organisation, Good Standing and Qualification

Each of the Company and its subsidiaries is a legal entity duly organised, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, qualified or in good standing, or to have such power or authority, is not, individually or in the aggregate, reasonably expected to result in a Company Material Adverse Effect.

1.2                               Capital Structure

(a)                                 As of the date of the articles of association of the Company that are currently in effect (2 May 2013), the Company’s registered share capital amounts to CHF 313,324,767.00, divided into 104,441,589 registered shares with a par value of CHF 3.00 each. The Company is authorised to increase the share capital until 1 May 2015 by an amount up to CHF 156,662,382.00, divided into 52,220,794 registered shares with a par value of CHF 3.00 each. As of the date of the articles of association of the Company that are currently in effect (2 May 2013), the Company has a conditional share capital of CHF 178,109,169.00, divided into 59,369,723 registered shares with a par value of CHF 3.00 each. 1,208,271 Company Shares have been issued out of the Company’s conditional share capital between the date of the articles of association of the Company that are currently in effect (2 May 2013) and the date hereof. Therefore, as of the date hereof, the Company’s total issued share capital amounts to CHF 316,949,580.00, divided into 105,649,860 registered shares with a par value of CHF 3.00 each. The Company and its subsidiaries hold in the aggregate 6,591,700 Company Shares. All of the issued Company Shares have been duly authorised and are validly issued, fully paid and non-assessable. Other than Company Shares reserved for issuance out of the Company’s conditional share capital for the purpose of satisfying entitlements under the Company Omnibus Plan, the Company has no shares resolved or reserved for issuance out of its conditional share capital or authorised share capital. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, restricted stock units, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or any of its subsidiaries, and no securities or obligations evidencing such rights are authorised, issued or outstanding. Upon any issuance of any Company Shares in accordance with the terms of the Company Omnibus Plan, such Company Shares will be duly authorised, validly issued, fully paid and non-assessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

(b)                                 Each Company Award (i) was granted in compliance in all material respects with all applicable Laws and the terms and conditions of the Company Omnibus Plan pursuant to which it was issued, (ii) in the case of a Company Option, has an exercise price per Company Share equal to or greater than the fair market value of a Company Share on the date of such grant, and (iii) qualifies for the Tax and accounting treatment afforded to such Company Award in the Company’s Tax Returns and the Company Reports, respectively.

1.3                               Corporate Authority

The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, in each case, subject only, if applicable, to adoption of the Company Resolutions by the required majority of the Company Shareholders pursuant to the Company’s articles of association dated 2 May 2013 (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

1.4                               Company Reports; Financial Statements

(a)                                 The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since 31 December 2010 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, or if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective filing dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent that the information in such Company Report has been amended or superseded by a later Company Report filed prior to the date hereof.  Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports, and, to the knowledge of the Company, the statements contained in such certifications are true and accurate in all material respects.  For purposes of this clause 1.4, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)                                 The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(c)                                  The Company maintains a system of disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company is recorded and reported within the time periods specified in the rules and forms of the SEC, and that all such information is communicated to the Company’s management as appropriate to allow timely decisions regarding such required disclosure. The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal controls over financial reporting are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorisations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use or disposition of the Company’s assets that would have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (the “Company Audit Committee”) (A) any “significant deficiencies” and “material weaknesses” (each as defined in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement) in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarise and report financial information and has identified for the Company’s auditors and Company Audit Committee any such material weaknesses and (B) any fraud within their knowledge, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to AMEC a summary of any such disclosure made by management to the Company’s auditors and Company Audit Committee since the Applicable Date.

(d)                                 Each of the consolidated financial statements contained in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of its date and each of the consolidated results of operations and cash flows of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with US GAAP consistently applied during the periods involved, except as may be noted therein.

(e)                                  Prior to the date hereof, the Company has provided a true, correct and complete copy of the audited statutory accounts of the Company for the fiscal year ended 31 December 2012 and such statutory accounts have been prepared in accordance with applicable Laws.  Since the date of such statutory accounts, the Company has not suffered a capital loss within the meaning of article 725 para. 1 of the Swiss Code of Obligations and it is not over-indebted within the meaning of article 725 para. 2 of the Swiss Code of Obligations.

1.5                               Absence of Certain Changes

Since the most recent fiscal year end, except in connection with, or as a result of, the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including those referred to in Part I of Appendix 1) (including the public announcement thereof prior to, on or following the date hereof) and save as publicly disclosed, the Company and its subsidiaries have (a) conducted their respective businesses in the ordinary course of business consistent with past practices and (b) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

1.6                               Compliance with Laws

The businesses of each of the Company and its subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any Laws, except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except with respect to the Antitrust Clearances and Clearances, no investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened in writing, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

1.7                               Anti-Corruption Laws

(a)                                 Since December 31, 2008, to the knowledge of the Company, neither the Company nor any of its subsidiaries nor any of its directors, officers or employees, nor any other person acting (or who has acted) on the behalf of the Company or its subsidiaries, has engaged in any activity or conduct that has resulted or will result in a material violation of:

(i)                    any Anti-Corruption Law; and

(ii)                 any applicable Laws relating to economic or trade sanctions, including the Laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar Laws or regulations in other jurisdictions.

(b)                                 The Company and its subsidiaries maintain sufficient internal controls and procedures to ensure compliance with any applicable Anti-Corruption Law, including, without limitation, having in place adequate procedures to prevent bribery by any person (including any employee or agent) who performs (or has performed) services for or on behalf of the Company and its subsidiaries within the meaning of Section 7 of the Bribery Act 2010 in accordance with the guidance published from time to time by the Secretary of State pursuant to Section 9 of the Bribery Act 2010.

1.8                               Brokers and Finders

Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Offer except that the Company has employed Goldman, Sachs & Co., J.P. Morgan Securities LLC and IFBC AG as its financial advisers. The Company has made available to AMEC a redacted copy (showing relevant fee information only) of all agreements pursuant to which such financial advisers are entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

1.9                               Change of Control Payments

To the knowledge of the Company, information in respect of all payments (and the estimated aggregate value of such payments) payable to any director, officer, employee or independent contractor of the Company or any of its subsidiaries in connection with a change of control of the Company (including but not limited to the transactions contemplated by this Agreement) have been disclosed to AMEC.  For the purposes of this paragraph 1.9, “knowledge of the Company” shall mean the actual knowledge of Geraldine Pamphlett and Beth Sexton.

2.                                      WARRANTIES OF AMEC

Except as set forth in the AMEC Reports filed with the UK Listing Authority or, if applicable, the Registrar of Companies, on or prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or as fairly disclosed (in whatever form) in the AMEC Data Room or the AMEC Management Sessions, AMEC hereby warrants to the Company as of the date of this Agreement that:

2.1                               Organisation, Good Standing and Qualification

Each of AMEC and its subsidiaries is a legal entity duly organised, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its respective jurisdiction of incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, licensed or in good standing, or to have such power or authority, is not, individually or in the aggregate, reasonably expected to result in an AMEC Material Adverse Effect.

2.2                               Capital Structure

(a)                                 As of the date hereof, 303,822,854 AMEC Shares were issued and outstanding. All of the issued AMEC Shares have been duly authorised, validly issued, fully paid and non-assessable. Except as set forth above and pursuant to joint venture arrangements existing on the date of this Agreement, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, restricted stock units, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate AMEC or any of its subsidiaries to issue or sell any shares or other securities of AMEC or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of AMEC or any of its subsidiaries, and no securities or obligations evidencing such rights are authorised, issued or outstanding. Upon any issuance of any AMEC Shares and/or ADSs in accordance with the terms of the AMEC Employee Share Plans and this Agreement, such AMEC Shares and ADSs will be duly authorised, validly issued, fully paid and non-assessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance. AMEC does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the AMEC Shareholders on any matter.

(b)                                 Each AMEC Option and AMEC Award (i) was granted in compliance in all material respects with all applicable Laws and the terms and conditions of the AMEC Employee Share Plans pursuant to which it was issued (ii) in the case of an AMEC Option, has an exercise price per share of AMEC Shares equal to or greater than the fair market value of a share of AMEC Shares on the date of such grant (apart from in the case of nil cost options, which have been granted with an exercise price of zero, and options granted at a discount under the terms of the AMEC Savings-Related Option Scheme) or (iii) qualifies for the Tax and accounting treatment afforded to such AMEC Award in AMEC’s Tax Returns and AMEC Reports, respectively.

2.3                               Corporate Authority

(a)                                 AMEC has the legal right and has taken all corporate action required by it for it to enter into and to perform its obligations under this Agreement and to consummate the Acquisition, in each case subject only, if applicable, to adoption of the AMEC Resolution by a majority of the AMEC Shareholders entitled to vote on such matter at the AMEC General Meeting (the “AMEC Shareholder Approval”). This Agreement has been duly executed and delivered by AMEC and constitutes a valid and binding agreement of AMEC, enforceable against AMEC in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 AMEC has, and such other members of its Group as are party to the Financing Document (the “Relevant Entities”) have, the requisite power and authority to enter into the Financing Document and to perform its and their obligations and to exercise its and their rights thereunder.

(c)                                  The Financing Document has been duly executed and is binding on AMEC and each of the Relevant Entities in accordance with its terms.

(d)                                 The execution and delivery, performance of its and each of the Relevant Entities’ obligations and exercise of its and each of the Relevant Entities rights under, the Financing Document will not result in:

(i)                    a breach of any of its or any Relevant Entity’s constitutional documents;

(ii)                 a breach of, or default under, any instrument to which it or any Relevant Entity is a party or by which it is or any Relevant Entity is bound; or

(iii)              a breach of any order, judgment or decree of any court or governmental agency to whose jurisdiction it or any Relevant Entity is subject.

2.4                               AMEC Reports; Financial Statements

(a)                                 AMEC has filed or furnished, as applicable, on a timely basis all circulars, notices, prospectuses, resolutions, reports and other documents (including notifications to a RIS (as defined in the Listing Rules)) required to be filed or furnished by it under the Listing Rules and/or the prospectus rules made by the UK Listing Authority under Part VI of the Financial Services and Markets Act 2000 and/or the disclosure and transparency rules made by the UK Listing Authority under Part VI of the Financial Services and Markets Act 2000 since the Applicable Date (collectively, the “AMEC Reports”). Each of the AMEC Reports, at the time of its filing or being furnished, or if amended prior to the date hereof, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the UK Listing Authority and other applicable Laws. As of their respective dates, the AMEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent that the information in such AMEC Report has been amended or superseded by a later AMEC Report filed prior to the date hereof.

(b)                                 AMEC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the LSE.

(c)                                  AMEC maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function, and legal and regulatory compliance controls (collectively, “Internal Controls”), that comply in all material respects with applicable Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorisations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorisation, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) AMEC understands the nature of the responsibilities and obligations of its directors under the Listing Rules and the disclosure and transparency rules made by the UK Listing Authority under Part VI of the Financial Services and Markets Act 2000. The Internal Controls are overseen by the audit committee of the AMEC Board (the “AMEC Audit Committee”). In the last three years, AMEC has not publicly disclosed or reported to the AMEC Audit Committee or the AMEC Board, a significant deficiency, material weakness or material change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls, any violation of, or failure to comply with, applicable Laws, or any matter which, in each such case, if determined adversely, either individually or in the aggregate, would have an AMEC Material Adverse Effect.

(d)                                 Each of the audited consolidated financial statements included in or incorporated by reference into the AMEC Reports (including the related notes and schedules) give a true and fair view of the state of affairs of AMEC and its consolidated subsidiaries as of its date and of the profits or losses for the period concerned, in each case in accordance with IFRS consistently applied during the periods involved, except as may be noted therein.

(e)                                  Prior to the date hereof, AMEC has provided a true, correct and complete copy of the audited statutory accounts of AMEC for the most recent fiscal year end and such statutory accounts have been prepared in accordance with applicable Laws.

2.5                               Absence of Certain Changes

Since the most recent fiscal year end, except in connection with, or as a result of, the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the public announcement thereof prior to, on or following the date hereof) and save as publicly disclosed, AMEC and its subsidiaries have (a) conducted their respective businesses in the ordinary course of business consistent with past practices and (b) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, an AMEC Material Adverse Effect.

2.6                               Compliance with Laws

The businesses of each of AMEC and its subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any Laws, except for violations that, individually or in the aggregate, are not reasonably likely to have an AMEC Material Adverse Effect. Except with respect to the Antitrust Clearances and Clearances, no investigation or review by any Governmental Authority with respect to AMEC or any of its subsidiaries is pending or, to the knowledge of AMEC, threatened in writing, except for those the outcomes of which are not, individually or in the aggregate, reasonably likely to have an AMEC Material Adverse Effect.

2.7                               Anti-Corruption Laws

(a)                                 Since December 31, 2008, to the knowledge of AMEC, neither AMEC nor any of its subsidiaries nor any of its directors, officers or employees, nor any other person acting (or who has acted) on the behalf of AMEC or its subsidiaries, has engaged in any activity or conduct that has resulted or will result in a material violation of:

(i)                    any Anti-Corruption Law; and

(ii)                 any applicable Laws relating to economic or trade sanctions, including the Laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar Laws or regulations in other jurisdictions.

(b)                                AMEC and its subsidiaries maintain sufficient internal controls and procedures to ensure compliance with any applicable Anti-Corruption Law, including, without limitation, having in place adequate procedures to prevent bribery by any person (including any employee or agent) who performs (or has performed) services for or on behalf of AMEC and its subsidiaries within the meaning of Section 7 of the Bribery Act 2010 in accordance with the guidance published from time to time by the Secretary of State pursuant to Section 9 of the Bribery Act 2010.

2.8                               Brokers and Finders

Neither AMEC nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Offer except that AMEC has employed Merrill Lynch International as its financial adviser.

SCHEDULE 5

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or this Agreement, AMEC or any direct wholly-owned subsidiary, shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to AMEC’s obligation to pay for or return tendered Company Shares promptly after the termination or withdrawal of the Offer), pay for any Company Shares tendered pursuant to the Offer if the following Conditions have not been satisfied or waived:

1.                                      The AMEC General Meeting (or any adjournment thereof) having approved the AMEC Resolution.

2.                                      Any applicable waiting period under the HSR Act having expired or been terminated, the European Commission having issued a decision with the effect of clearing the Acquisition to proceed under Articles 6(1)(a) or (b), 6(2) or Articles 8(1) or 8(2) of the EUMR and all Antitrust Clearances in the jurisdictions set forth on Appendix 2 having been obtained and the CFIUS Approval having been obtained.

3.                                      AMEC having received valid acceptances for at least 80 per cent. of the total issued share capital of the Company at the Expiration Time (the “Minimum Tender Condition”).

4.                                      Since the date of this Agreement, a Company Material Adverse Effect has not occurred.

5.                                      The Company Shareholders having approved at the Company General Meeting (or any adjournment thereof) the amendments to the Company’s articles of association removing the transfer restrictions according to article 8 para. 5 and the voting limitations according to article 16 para. 3 and, in each case, related provisions of the articles of association of the Company (either unconditionally or conditionally upon satisfaction or waiver of all Conditions but for this Condition 5) and either (a) such amendments having been registered with the competent commercial register; or (b) with the agreement of both parties, the Company Board having granted an exception from the transfer restrictions and voting limitations in relation to the Company Shares acquired by AMEC or its direct wholly owned subsidiary in the Offer and in the case of either (a) or (b) no other transfer restrictions or voting limitations having been introduced or resolved to be introduced into the articles of association of the Company.

6.                                      The Company Board having resolved to register AMEC and any of its affiliates (or, if applicable, the holder(s) of Company Shares beneficially held by AMEC or such affiliates) in the Company’s share register as a shareholder with voting rights with respect to all Company Shares any of them has acquired or may acquire in the Offer subject to the Offer Closing.

7.                                      The Resigning Company Board Members having resigned from office with effect from the Offer Closing and the Company General Meeting having elected the New Company Board Members subject only to, and with effect from, the Offer Closing and (i) the Remaining Company Board Members having entered into — and not subsequently terminated — the Mandate Agreement subject only to, and with effect from, the Offer Closing or (ii) the New Company Board Members having been registered in the competent commercial register.

8.                                      No Governmental Authority having taken any action which has or would have the effect of making the acceptance for payment of the Company Shares in the Offer illegal or otherwise preventing or prohibiting consummation of the Offer, or which requires or would require AMEC or any of its subsidiaries to meet any condition or requirement that would have an AMEC Material Adverse Effect.

9.                                      The Registration Statements having become effective under the Securities Act and, prior to the Expiration Time, shall not be the subject of any stop order or proceeding seeking a stop order (the “SEC Registration Condition”).

10.                               The admission of the AMEC Shares to be issued in the Offer or to be underlying the ADSs to be issued in the Offer, to the premium listing segment of the Official List becoming effective in accordance with the Listing Rules and the admission of such shares to the LSE’s main market for listed securities becoming effective in accordance with the current Admission Standards or (if AMEC so determines and subject to the consent of the Company) the UK Listing Authority agreeing or confirming its decision to admit such shares to the premium segment of the Official List and the LSE agreeing to admit such shares to trading subject only to (i) the allotment of such shares and/or (ii) the Offer otherwise becoming or being declared unconditional in all respects (the “UK Listing Condition”).

11.                               The ADSs to be issued in the Offer and such ADSs to be reserved for issuance in connection with the Offer pursuant to this Agreement shall have been authorised for listing on a National Securities Exchange, upon official notice of issuance (the “US Listing Condition”).

12.                               This Agreement not having been validly terminated.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorised, all at or on the day and year first above written.

SIGNED	)	SIGNATURE:	/s/ Samir Briko
for and on behalf of	)
AMEC PLC	)	NAME:	Samir Brikho

SIGNED	)	SIGNATURE:	/s/ JK Masters
for and on behalf of	)
FOSTER WHEELER AG	)	NAME:	JK Masters